Exhibit 99.17

OFFICE OF THE COMPTROLLER GENERAL

PUBLIC ACCOUNTS

2010/11

BRITISH COLUMBIA

Public Accounts

For the Fiscal Year Ended

March 31, 2011

2010/2011

Ministry of Finance Office of the Comptroller General

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... — 2000/2001—

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187—8657.

ISSN 1499—1659 = Public accounts—British Columbia.

Office of the Comptroller General

1. British Columbia—Appropriations and expenditures—Periodicals. 2. Revenue—British Columbia—Periodicals.

3. Finance, Public—British Columbia—Periodicals. 1. British Columbia. Ministry of Finance. 2. Title.

HJ13.B74      352.4’09711’05      C2001—960204—9

July 20, 2011

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2011.

KEVIN FALCON
Minister of Finance

Ministry of Finance
Victoria, British Columbia

Honourable Kevin Falcon
Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2011.

Respectfully submitted,

STUART NEWTON
Comptroller General

British Columbia’s Public Accounts

Leading the Way

The Public Accounts demonstrate accountability back to the citizens of British Columbia for how government performed relative to its fiscal plan and provides a picture of the current financial state of the government in terms of its assets, liabilities and net debt.

Although the main focus of the Public Accounts is the Summary Financial Statements, representing the consolidated financial results and financial position of the province, the supporting notes and schedules form an integral part of the overall financial picture. The Budget Transparency and Accountability Act requires the province to follow generally accepted accounting principles (GAAP) for senior governments in Canada, unless otherwise directed by Treasury Board. These standards are Canadian Public Sector Accounting Standards as established by the Public Sector Accounting Standards Board (PSAB). Financial statements prepared in accordance with these standards includes the financial balances and results of operations of all provincial government organizations including school districts, universities, colleges, institutes and health organizations (the SUCH sector).

British Columbia continues to be a leader among senior governments in terms of the scope of organizations it includes in its reporting entity. Despite the complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts and Summary Financial Statements each year. British Columbia also continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts and the focus on “one bottom line”; that is, the Summary Financial Statements of the province. British Columbia’s open and transparent financial reporting has played a significant part in the decision by major credit rating agencies to maintain the province’s high credit rating.

Responsibility for the preparation of the government’s financial statements resides with my office. The application of GAAP in the public sector environment can be challenging and often requires the use of professional judgement to determine what accounting treatment is most respresentative of the economic substance of transactions, and best serves the information needs of the different users of government financial statements. This judgement is based on full analysis of the transactions and programs, application of Canadian guidance, as well as consultation with standard setters and other jurisdictions to support consistent and comparable financial reporting across the country. In preparing the province’s financial statements, we must ensure they do not only comply with the technical requirements of Public Sector accounting, but also provide understandable information about government’s financial results and the financial position of the province. In addressing these issues, the province is supported by the independent Accounting Policy Advisory Committee created under the Budget Transparency and Accountability Act in 2001.

To provide financial statement users with assurance over the reliability of the financial statements, the Auditor General expresses his opinion on the Summary Financial Statements. This year, the Auditor General has expressed a qualified audit opinion and noted a few reservations in areas he believes the financial statements have departed from Canadian GAAP. While our judgement in these areas differs from that of the Auditor General, those differences are identified and quantified in the audit opinion to ensure users are fully informed. We also address the accounting policies and how they are applied in the notes to the financial statements to ensure readers have all the information necessary to support their understanding of the financial statements.

Accounting standards continue to evolve both nationally and internationally. Government has provided direction to its individual entities in the selection of the standard they are to follow. The objective is to ensure consistency across the reporting entity, and that transparency, comprehension and strong accountability are maintained. Over the next two years, many government organizations will change the accounting standards they report under. Self—supporting Crowns will adopt International Financial Reporting Standards in fiscal year 2011/12. Most taxpayer—supported Crown corporations will adopt Canadian Public Sector Accounting Standards in fiscal year 2011—2012 and other Crown agencies including Schools, Universities, Colleges and Institutes, and Health Authorities will adopt Canadian Public Sector Accounting Standards in fiscal 2012—2013. These changes will enhance the transparency of financial reporting in the broader public sector by ensuring the way a transaction is accounted for in the organizations financial statements is consistent with the way that transaction is reported in the province’s Summary Financial Statements.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations, agencies, the SUCH sector and the Auditor General and his staff for their cooperation and support in preparing the 2010/11 Public Accounts.

Comments or questions regarding the Public Accounts documents are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e—mail at: Stuart.Newton@gov.bc.ca; by telephone at 250 387—6692, or by fax at 250 356—2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet — website http://www.fin.gov.bc.ca/ocg/htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Economic Highlights	12
Discussion and Analysis	13

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	31
Report of the Auditor General of British Columbia	33
Consolidated Statement of Financial Position	39
Consolidated Statement of Operations	40
Consolidated Statement of Change in Net Liabilities	41
Consolidated Statement of Cash Flow	42
Notes to Consolidated Summary Financial Statements	44
Reporting Entity	81
Consolidated Statement of Financial Position by Sector	84
Consolidated Statement of Operations by Sector	88
Statement of Financial Position for Self—supported Crown Corporations and Agencies	92
Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies	93
Consolidated Statement of Tangible Capital Assets	94
Consolidated Statement of Guaranteed Debt	95

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	99
SUCH Statement of Financial Position	102
SUCH Statement of Operations	104
Consolidated Staff Utilization	105

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	109
Statement of Operations	111
Statement of Cash Flow	112
Schedule of Net Revenue by Source	114
Schedule of Comparison of Estimated Expenses to Actual Expenses	116
Schedule of Financing Transaction Disbursements	118
Schedule of Write—offs, Extinguishments and Remissions	119

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	123
Provincial Debt (Unaudited)	124
Change in Provincial Debt (Unaudited)	125
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer—supported Debt and Total Debt (Unaudited)	126
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	126
Change in Provincial Debt, Comparison to Budget (Unaudited)	127
Interprovincial Comparison of Taxpayer—supported Debt as a Percentage of Gross Domestic Product (Unaudited)	128
Interprovincial Comparison of Taxpayer—supported Debt Service Costs as a Percentage of Revenue (Unaudited)	129
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	131
Summary of Provincial Debt	133
Key Indicators of Provincial Debt	136
Summary of Performance Measures	137

Definitions (Unaudited)	138
Acronyms (Unaudited)	141

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer—supported Crown corporations and agencies (government organizations), the self—supported Crown corporations and agencies (government enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write—offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general—purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 3—7 of the Estimates—Fiscal Year Ending March 31, 2011.

•                                          The province ended the year with a deficit of $309 million, compared to a budgeted deficit of $1,715 million. Taxation revenue increased by $1,095 million compared to 2009/10 reflecting growth across the economy. Natural resource revenue, federal government transfer, and fees and licences also increased by $1,486 million over the previous year. Self—supported Crown corporation’s earnings revenues decreased by $109 million over the previous year. Program spending increased by $903 million in 2010/11 as the province spent more on health, education and social programs.

•                                          In 2010/11, the province continued to invest in capital as part of the economic stimulus initiatives undertaken by government to respond to slow growth. The province’s net investment to build and upgrade schools, universities, colleges, hospitals, roads and bridges was $2,050 million in 2010/11, $1,685 million in 2009/10, $1,918 million in 2008/09 and $1,937 million in 2007/08. Capital investment is financed through a combination of debt, partnerships with the private sector, cost sharing with partners such as Federal and Municipal governments, and other sources including cash and temporary investments.

•                                          Total provincial debt, the most commonly used measure of debt, increased by $3,269 million in 2010/11 to finance capital infrastructure and support working capital requirements for programs and initiatives. The change in total provincial debt over the last five years, from 2006/07 to 2010/11, has been an increase of $11,715 million. For accounting purposes, financial statement debt increased by $3,422 million in 2010/11. A reconciliation of total provincial debt to financial statement debt is included on page 126 of the Public Accounts.

•                                          In calendar year 2010, the provincial economy grew by 4.0% as measured by real GDP. This is greater than the national average rate of 3.3%. The province’s ratio of net liabilities to GDP increased by 0.3%.

•                                          British Columbia continues to maintain a strong credit rating with all three major credit rating agencies. Dominion Bond Rating Service affirmed the province a rating of AA(high) while Standard & Poor’s and Moody’s Investors Services Inc. affirmed the province a rating of AAA and Aaa respectively, their highest possible ratings.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by 4.0% in the 2010 calendar year, the third highest among provinces and greater than the national average of 3.3% for the year, according to preliminary data on real GDP by Industry Accounts data released by Statistics Canada. The estimated 4.0% growth for 2010 is above the government’s March 2010 budget forecast of 3.1%.

Real Gross Domestic Product in Calendar Year 2010

Growth was widespread across most industries with the exception of utilities, which saw a 4.2% contraction. Growth was mainly driven by financial, insurance and real estate services. The construction sector saw growth of 11.3% in 2010, largely due to an increase of 6.3% in the value of residential building construction that offset a 4.8% reduction in non-residential building construction. Manufacturing and the transportation and warehousing sectors also saw steep increases in 2010.

Retail sales, an indicator of consumer spending, increased by 5.3% in 2010. Exports of goods and services from British Columbia grew 15.3% in 2010 despite the slow recovery of the US economy and a strong Canadian dollar.

Provincial Comparison

Unemployment Rate in Calendar Year 2010

British Columbia saw a slight drop in its annual unemployment rate in 2010, falling to 7.6% from the 7.7% observed in 2009. The unemployment rate in BC remained below the national average of 8.0% in 2010. The average level of employment in 2010 was slightly below the record level in 2008 (by about 10,000 jobs).

2006 to 2010

Per Capita Information

Per capita information describes the amount of revenue received, amounts expended, and net liabilities incurred per person in the province over the last five years. Although revenue per capita increased this year, expense per capita also continued its increasing trend.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Summary Accounts Surplus (Deficit)

	In Millions			Variance
				2010/11	2010/11
	2010/11	2010/11	2009/10	Actual	vs
	Budget	Actual	Actual	to Budget	2009/10
	$	$	$	$	$
Taxpayer–supported Programs and Agencies
Revenue	36,189	37,015	34,448	826	2,567
Expense	(40,605)	(40,235)	(39,332)	370	(903)

Taxpayer–supported net earnings	(4,416)	(3,220)	(4,884)	1,196	1,664
Self–supported Crown corporation net earnings	3,001	2,911	3,020	(90)	(109)

Surplus (deficit) before unusual items	(1,415)	(309)	(1,864)	1,106	1,555
Forecast allowance	(300)			300	0

Surplus (deficit) for the year	(1,715)	(309)	(1,864)	1,406	1,555

The province ended the year with a deficit of $309 million, an improvement of $1,406 million over the deficit forecast in the Budget and Fiscal Plan 2010/11 — 2012/13. The 2010/11 deficit of $309 million was an improvement of $1,555 million compared to the deficit of $1,864 million in fiscal year 2009/10.

During the 2010/11 fiscal year, the province continued to invest in capital projects. Investments in infrastructure, including the Victoria Royal Jubilee Patient Care Centre, Fort St. John Hospital and Residential Care, expansions to Kelowna General and Vernon Jubilee Hospitals, the South Fraser Perimeter Road, Sierra Yoyo—Desan Road upgrade, BC Place development, and various upgrades and improvements to facilities in the Education sector, as well as the province’s power generation and transmission facilities, ensure future service potential is available to support the delivery of government programs and services to the public. BC has continued to invest in the capital infrastructure necessary to support economic growth in a period of uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Components of Surplus (Deficit)

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self-supported Crown corporations, and investment income.

	In Millions
	2006/07	2007/08	2008/09	2009/10	2010/11
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	18,017	19,406	18,197	17,102	18,197
Contributions from federal government	6,387	5,932	5,985	6,917	7,997
Fees and licences	3,803	3,975	4,007	4,120	4,445
Natural resources	3,944	3,741	3,807	2,646	2,727
Net earnings of self–supported Crown corporations	2,688	2,976	2,904	3,020	2,911
Miscellaneous	2,554	2,559	2,622	2,706	2,790
Investment income	1,041	1,155	823	957	859

Total revenue	38,434	39,744	38,345	37,468	39,926

2006/07 to 2010/11

Provincial revenues increased by $2,458 million in 2010/11. The improvement in provincial revenue was led by increases in tax revenue and, contributions from the federal government, as well as minor increases in fees and licences and natural resource revenue. Increases in these significant sources of revenue were offset by decreases in the net earnings of self-supported Crown corporations and investment income.

In 2010/11, tax revenue increased by $1,095 million (6%) over 2009/10. Corporate income tax increased by $341 million over 2009/10 and property tax increased by $33 million. This was offset by a decrease in personal income tax of $168 million over 2009/10. Social services tax and the hotel room tax were replaced by the harmonized sales tax on July 1, 2010. Social services tax for the year was $1,330 million and harmonized sales tax was $4,176 million. Other taxes increased by $148 million over 2009/10 .

Contributions from the Federal government increased by $1,080 million over the previous year including one time transfer of $769 million in HST transition funding.

Natural resource revenues increased by $81 million (3%) from 2009/10 to 2010/11. Petroleum, natural gas and mineral royalties increased by $55 million and forest revenues increased by $50 million (13%) over 2009/10. Other sources of natural resource revenue decrease slightly by $24 million over 2009/10.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Own—source Revenue to GDP

The ratio of own—source revenue to GDP represents the amount of revenue the provincial government is taking from the whole provincial economy in the form of taxation, natural resource revenues, user fees and sales (own—source revenue is all revenue except for federal transfers).

Having decreased from a range of 17.6% to 16.0% in 2009/10, own source revenue to GDP has remained relatively stable in 2010/11 ending the year at 15.8%.

2006/07 to 2010/11

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Total revenue increased in 2010/11 after declines in 2008/09 and 2009/10. This improvement is due primarily to increases in taxation revenue and increased contributions from the Federal government, as well as increases in fees and licences revenue.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenues explains past trends of natural resource revenues in total and by major category. Natural resource revenues are among the most volatile revenue sources for the province because they are vulnerable to market fluctuations in commodity prices.

Petroleum, natural gas and mineral revenues increased by $55 million over 2009/10. Theses categories of natural resource revenue account for 64% of natural resource revenue.

Forestry revenue increased by $50 million in 2010/11 due to higher lumber prices. The proportion of natural resource revenue derived from forestry increased to 16% in 2010/11.

Other resource revenues decreased by $24 million in the year.

2006/07 to 2010/11

Government—to—Government Transfers to Total Revenue

The ratio of government—to—government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased by $1,080 million in 2010/11. This increase was largely due to an increase in federal transfers for infrastructure programs and HST transition funding which are not persistent changes. This trend indicates an increase in the province’s dependence on federal contributions to meet its program funding and investment requirements.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, other, natural resources and economic development, protection of persons and property, transportation, and general government. The health, education and social services functions account for approximately 76% of the province’s total operating costs.

	In Millions
	2006/07 Actual	2007/08 Actual	2008/09 Actual	2009/10 Actual	2010/11 Actual
	$	$	$	$	$

Health	13,248	14,260	15,089	15,515	16,150
Education	9,758	10,000	10,466	11,060	11,171
Social services	2,892	3,045	3,246	3,365	3,384
Interest	2,270	2,236	2,158	2,204	2,253
Other	1,258	1,413	1,677	1,410	1,211
Transportation	1,270	1,398	1,422	1,474	1,577
Protection of persons and property	1,331	1,579	1,588	1,535	1,448
General government	753	1,106	809	783	1,044
Natural resources and economic development	1,677	1,961	1,763	1,986	1,997

Total expense	34,457	36,998	38,218	39,332	40,235

Government spending has increased at a measured pace since 2006/07. Expenses increased by 2% in 2010/11 while revenues increased by 7% in the same period.

In 2010/11, the province increased spending on health by $635 million (4%), education by $111 million (1%) and social services by $19 million (1%). All other program spending in the province, increased by $89 million (1%) reflecting a continuation of governments expenditure management program. Interest costs increased by $49 million in 2010/11.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

In 2010/11, provincial operating expenses were $40,235 million, a $903 million (2%) increase over 2009/10. Program spending has increased by $5,778 million (17%) since 2006/07 in line with government’s commitment to protect core public services including healthcare, education, and social services.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased in 2010/11, indicating that government spending increased at a rate below economic growth as represented by GDP.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2009/10 to 2010/11

	In Millions
	Revenue	Expense	Surplus (Deficit)
	$	$	$

2009/10 (Deficit)	37,468	39,332	(1,864)

Increase in taxation revenue	1,095		1,095
Increase in federal contributions	1,080		1,080
Increase in natural resource revenue	81		81
Decrease in self—supported Crown corporation net earnings	(109)		(109)
Net increase in other revenue	311		311
Increase in health expense		635	(635)
Increase in education expense		111	(111)
Decrease in protection		(87)	87
Increase in general government expense		261	(261)
Decrease in other expenses		(17)	17

Subtotal of changes in actual results	2,458	903	1,555
	39,926	40,235
2010/11 (Deficit)			(309)

2009/10 Accumulated Surplus			4,705
Accumulated other comprehensive income from self—supported Crown corporations and agencies			436

2010/11 Accumulated Surplus			4,832

The net increase in revenue of $2,458 million over 2009/10 and increased program spending of $903 million, resulted in an improvement to the deficit of $1,555 million over the prior year. The deficit of $309 million in 2010/11, offset by the accumulated other comprehensive income from self—supported Crown corporations and agencies of $436 million, resulted in an ending accumulated surplus of $4,832 million for 2010/11.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Changes from 2010/11 Budget

	In Millions
			Forecast	Surplus
	Revenue	Expense	Allowance	(Deficit)
	$	$	$	$

(Deficit) per Budget March 2010	39,190	40,605	(300)	(1,715)

Increase in taxation revenue	775			775
Increased federal transfers	312			312
Decreased natural resource revenue	(481)			(481)
Decreased self—supported Crown corporations earnings	(90)			(90)
Decreased investment earnings	(62)			(62)
Increased other revenues	282			282
Decreased health spending		(324)		324
Increased education spending		351		(351)
Decreased social services spending		(70)		70
Increased natural resource spending		683		(683)
Decreased other program spending		(882)		882
Interest savings		(128)		128
Forecast allowance			300	300

Subtotal of changes in actual results compared to budget	736	(370)	300	1,406

Actual Results	39,926	40,235	0	(309)

Revenue was $736 million (2%) higher than the budgeted amount of $39,190 million and expenses were $370 million (1%) lower than the budget of $40,605 million.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s statement of financial position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2010/11	2010/11
	2010/11	2010/11	2009/10	Actual	vs
	Budget	Actual	Actual	to Budget	2009/10
	$	$	$	$	$

Financial assets	32,613	34,024	31,711	1,411	2,313
Less: liabilities	(67,297)	(64,661)	(59,823)	(2,636)	4,838

Net Liabilities	(34,684)	(30,637)	(28,112)	(4,047)	2,525
Less: non—financial assets	37,113	35,469	33,229	(1,644)	2,240

Accumulated surplus	2,429	4,832	5,117	(2,403)	285

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results. At March 31, 2011, the accumulated surplus was $4,832 million, $2,403 million higher than budget. The $285 million decrease in accumulated surplus compared to 2009/10 reflects the annual deficit of $309 million, less the change in other comprehensive income of self—supported Crown corporations, which increased by $24 million.

Financial assets were $1,411 million higher than budget estimates and $2,313 million higher than 2009/10. Compared to 2009/10, cash, cash equivalent, and temporary investments increased by $139 million and increases in loans for the purchase of assets, recoverable from agencies of $1,476 million, and other investments of $134 million. This is offset by a decrease in equity in self—supported Crown corporations and agencies of $263 million.

Liabilities were $2,636 million lower than budget, and $4,838 million higher than 2009/10. Compared to 2009/10, self—supported debt increased by $1,478 million and taxpayer—supported debt increased by $1,944 million primarily to fund infrastructure programs to support economic growth.

Non—financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non—financial assets increased by $2,240 million over 2009/10 due to the government’s capital investment in hospitals and health facilities, transportation infrastructure and post—secondary institutions.

Accumulated Surplus

The accumulated surplus represents current and all prior years operating results. In 2009/10, the province had an accumulated surplus of $5,117 million which decreased to $4,832 million in 2010/11. Despite an annual deficit the province remains in a strong financial position. The positive operating results of prior years provide the flexibility to protect core public services as the economy strengthens.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2006/07	2007/08	2008/09	2009/10	2010/11
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Cash, cash equivalents, temporary investments and warehouse investments	3,494	5,994	7,307	2,957	3,096
Accounts receivable	3,009	2,892	2,610	2,575	2,415
Equity in self–supported Crown corporations and agencies	4,417	5,081	5,728	7,231	6,968
Loans for purchases of assets recoverable from agencies	7,170	7,719	9,149	11,471	12,947
Other financial assets	8,788	8,051	6,884	7,477	8,598

Total financial assets	26,878	29,737	31,678	31,711	34,024

In 2010/11, financial assets increased by $2,313 million over 2009/10 primarily due to an increase in loans for the purchase of assets recoverable from agencies to fund infrastructure projects to stimulate economic growth. Equity in self–supported Crown corporations decreased by $263 million. Recoverable capital loans increased by $1,476 million as the province provided funding to Crown agencies for capital projects. Other financial assets increased by $1,121 million which includes an increase of $81 million in sinking fund investments. This is offset by a decrease of $160 million in accounts receivable.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2006/07	2007/08	2008/09	2009/10	2010/11
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Taxpayer–supported debt	28,924	28,537	28,366	31,169	33,113
Self–supported debt	7,897	8,297	11,330	11,552	13,030

Total financial statement debt	36,821	36,834	39,696	42,721	46,143
Accounts payable and other liabilities	7,224	8,075	7,408	7,009	7,664
Deferred revenue	6,244	7,466	9,486	10,093	10,854

Total liabilities	50,289	52,375	56,590	59,823	64,661

In 2010/11, total liabilities increased by $4,838 million over 2009/10. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Financial statement debt increased by $3,422 million from 2009/10. Taxpayer–supported debt increased in 2010/11 by $1,944 million, while self–supported debt increased by $1,478 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $761 million. The year end balance of accounts payable and other liabilities increased by $655 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Non-financial Assets

Trend analysis of non-financial assets provides users with information to assess the management of a government’s infrastructure and long-term non-financial assets.

	In Millions
	2006/07	2007/08	2008/09	2009/10	2010/11
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Tangible capital assets	26,800	28,737	30,655	32,340	34,390
Other assets	753	706	758	889	1,079
Total non-financial assets	27,553	29,443	31,413	33,229	35,469

Management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non-financial assets typically represent resources that government can use in the future to provide services. At March 31, 2011, non-financial assets were $35,469 million which was $2,240 million higher than 2009/10 and $7,916 million higher than 2006/07. The majority of the province’s non-financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in tangible capital assets by $2,050 million in 2010/11, $1,685 million in 2009/10, $1,918 million in 2008/09, $1,937 million in 2007/08 and $1,846 million in 2006/07 to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. A positive trend demonstrates investment in infrastructure to replace existing capital and provide service potential in future periods. The net value of total assets is also provided to allow users to assess the significance of annual changes.

The net annual investment in capital increased by $2,050 million in 2010/11 and by $7,590 million since 2006/07. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

2006/07 to 2010/11

Net Liabilities and Accumulated Surplus

	In Millions
	2006/07	2007/08	2008/09	2009/10	2010/11
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Financial assets	26,878	29,737	31,678	31,711	34,024
Less: liabilities	(50,289)	(52,375)	(56,590)	(59,823)	(64,661)

Net liabilities	(23,411)	(22,638)	(24,912)	(28,112)	(30,637)
Less: non-financial assets	27,553	29,443	31,413	33,229	35,469

Accumulated surplus	4,142	6,805	6,501	5,117	4,832

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Net liabilities increased by $2,525 million in 2010/11, due to increased spending on critical public services and investment in infrastructure. The increase in liabilities includes an increase in deferred revenue of $761 million that represents payments and transfers received in 2010/11 that will be recognized as revenue in future periods.

While the financial measure of net liabilities has increased, the financial position of the province remains positive as total assets, including both financial assets and investments in capital stock, are greater than the liabilities of the province. Over the past five years, the province’s financial position has improved by $690 million from an accumulated surplu of $4,142 million in 2006/07 to an accumulated surplus of $4,832 million in 2010/11.

Non-financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the proportion of liabilities used to fund capital infrastructure has remained steady from 55% in 2006/07 to 55% in 2010/11.

2006/07 to 2010/11

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The government’s ratio of net liabilities to GDP slightly increased in 2010/11 compared to 2009/10. The increase in net liabilities to GDP is the result of net liabilities increasing at a rate faster than the increase in economic growth as represented by GDP in 2010/11. Net liabilities includes deferred revenue that will be recognized as revenue in future periods as well as obligations to outside parties, including accounts payable and debt.

2006/07 to 2010/11

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the negative range of the chart indicate that government must take a greater share of GDP to support existing operations, reduce the debt burden, or invest in infrastructure.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long—term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2006/07	2007/08	2008/09	2009/10	2010/11
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Gross debt	36,821	36,834	39,696	42,721	46,143
Less: sinking funds assets	(3,798)	(2,649)	(2,134)	(1,329)	(1,410)
Third party guarantees and non–guaranteed debt	416	452	452	493	421

Total provincial debt	33,439	34,637	38,014	41,885	45,154

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $989 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and the inclusion of debt guarantees and non—guaranteed debt. Overall, total provincial debt increased by $3,269 million in 2010/11 because the government borrowed to fund capital projects and working capital requirements. The largest increases in the debt of self—supported crown agencies were the debt of the British Columbia Hydro and Power Authority which increased by $848 million and the debt of Transportation Investment Corporation which increased by $604 million. BC Transportation Financing Authority debt increased by $574 million; health sector debt increased by $506 million; education sector debt increased by $488 million; and the debt of other taxpayer—supported entities increased by $661 million. This was offset by a decrease of provincial government direct operating debt of $395 million compared to 2009/10.

Taxpayer–supported debt to GDP

The ratio of taxpayer—supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the economy and improvements in GDP or reduced borrowing is required to ensure future generations are not burdened by current requirements.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s strong fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2010/11, Moody’s Investors Service Inc. gave the province an Aaa (stable) credit rating (2010: Aaa); Standard and Poor’s gave the province an AAA (stable) credit rating (2010: AAA), and Dominion Bond Rating Services gave the province an AA(high) credit rating (2010: AA (high)).

Credit Ratings June 2011

Rating Agency(1)

Jurisdiction	Moody’s Investors Service Inc.	Standard and Poor’s	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aal	AAA	AA
Manitoba	Aal	AA	A (high)
Ontario	Aal	AA–	AA (low)
Quebec	Aa2	A+	A (high)
New Brunswick	Aa2	AA–	A (high)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa2	A+	A
Canada	Aaa	AAA	AAA/AAA

(1)The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 123-137.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide core public services. The interest bite has remained relatively stable over the last five years. In 2010/11, the province spent 4.0 cents of each revenue dollar on interest on the provincial debt.

2006/07 to 2010/11

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Non—Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non—hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2006/07, the government has significantly reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in exchange rates.

2006/07 to 2010/11

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•                                          economic factors such as commodity prices, personal income, retail sales, population growth, and unexpected shocks such as terrorism, avian flu and forest fires

•                                          outcomes from litigation, arbitration, and negotiations with third parties

•                                          changes in federal transfers

•                                          utilization rates for government services such as health care, children and family services, or employment assistance

•                                          exposure to interest rate fluctuations, foreign exchange rates and credit risk

•                                          changes in Canadian generally accepted accounting principles

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities

Variable	Increase Of	Annual Fiscal Impact
		($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$25 to $50(1)
Natural gas prices (Cdn$/gigajoule)	$1	$315 to $365
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($40)
Interest rate	1 percentage point	($95)
Debt	$500 million	($21)

(1) Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Financial Statement Discussion and Analysis Report

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations, and schools, universities, colleges and health organizations (SUCH) sector forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 19 on page 66 of the Notes to Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2011

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with generally accepted accounting principles for senior governments as recommended by the Public Sector Accounting Board of The Canadian Institute of Chartered Accountants. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Kevin Falcon
KEVIN FALCON
Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Summary Financial Statements

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (“the Government”), which comprise the consolidated statement of financial position as at March 31, 2011, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Summary Financial Statements

Management is responsible for the preparation and fair presentation of these summary financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these summary financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the summary financial statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

GOVERNMENT OF THE PROVINCE OF BRITISH COLUMBIA	Independent Auditor’s Report

Basis for Qualified Opinion

Failure to fully consolidate the Transportation Investment Corporation

Government has prematurely classified the Transportation Investment Corporation as a government business enterprise, now consolidated in these summary financial statements using the modified equity basis as described in note 1 (c). Under Canadian public sector accounting standards, to be classified as a government business entity, an organization must maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. As of March 31, 2011, the Transportation Investment Corporation does not have this characteristic and, therefore, is not properly classified as a government business enterprise. Had this organization been properly classified, it would have been accounted for using the full consolidation method and certain financial statement line items would have changed by a material amount.

Cash and cash equivalents would have increased by $23 million (2010: $15 million), accounts receivable would have decreased by $22 million (2010: $40 million), equity in self-supported Crown corporations and agencies would have decreased by $130 million (2010: $138 million), loans for purchase of assets, recoverable from agencies would have decreased by $1,148 million (2010: $540 million), tangible capital assets would have increased by $1,611 million (2010: $948 million), accounts payable and accrued liabilities would have increased by $401 million (2010: $291 million), other assets would have decreased by $52 million (2010: $0 million), deferred revenue would have decreased by $119 million (2010: $44 million), taxpayer-supported debt would have increased by $1,133 million (2010: $544 million), self-supported debt would have decreased by $1,133 million (2010: $544 million), investment income would have decreased by $76 million (2010: $16 million) and interest expense would have decreased by $76 million (2010: $17 million).

The supporting consolidated summary financial statements by sector and the supporting statements for self-supported Crown corporations and agencies would also be impacted by this inappropriate classification of the Transportation Investment Corporation and by the summary financial statement changes described above.

Had the Transportation Investment Corporation been appropriately classified as a taxpayer-supported Crown corporation, the presentation of contractual obligations in note 25 (c) in these summary financial statements would also differ. Contractual obligations for taxpayer-supported Crown corporations (transportation) would have increased by $1,114 million (2010: $1,993 million), and contractual obligations for self-supported Crown corporations (transportation) would have decreased, by $1,114 million (2010: $1,993 million).

GOVERNMENT OF THE PROVINCE OF BRITISH COLUMBIA	Independent Auditor’s Report

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2011, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

/s/ John Doyle, MAcc, CA
Victoria, British Columbia	John Doyle, MAcc, CA
July 7, 2011	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary Financial Statements
Consolidated Statement of Financial Position
as at March 31, 2011

		In Millions
	Note	2011	2010
		$	$
Financial Assets

Cash and cash equivalents		2,195	1,974
Temporary investments		901	983
Accounts receivable	3	2,415	2,575
Inventories for resale	4	41	43
Due from other governments	5	979	893
Due from self–supported Crown corporations and agencies	6	865	208
Equity in self–supported Crown corporations and agencies	7	6,968	7,231
Loans, advances and mortgages receivable	8	1,492	1,327
Other investments	9	3,811	3,677
Sinking fund investments	10	1,410	1,329
Loans for purchase of assets, recoverable from agencies	11	12,947	11,471
		34,024	31,711
Liabilities

Accounts payable and accrued liabilities	12	6,447	6,065
Due to other governments	13	1,058	825
Due to Crown corporations, agencies and trust funds	14	72	66
Deferred revenue	15	10,854	10,093
Employee pension plans	16	87	53
Taxpayer–supported debt	17	33,113	31,169
Self–supported debt	18	13,030	11,552
		64,661	59,823
Net assets (liabilities)	20	(30,637)	(28,112)

Non–financial Assets

Tangible capital assets	21	34,390	32,340
Prepaid program costs	22	633	567
Other assets	23	446	322
		35,469	33,229
Accumulated surplus (deficit)	24	4,832	5,117

Measurement uncertainty	2
Contingencies and contractual obligations	25
Restricted assets	26
Significant events	32

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Stuart Newton
STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary Financial Statements
Consolidated Statement of Operations
for the Fiscal Year Ended March 31, 2011

	In Millions
	2011		2010
	Estimates (Note 33)	Actual	Actual
	$	$	$
Revenue

Taxation (Note 27)	17,422	18,197	17,102
Contributions from the federal government	7,685	7,997	6,917
Fees and licences	4,356	4,445	4,120
Natural resources (Note 28)	3,208	2,727	2,646
Net earnings of self—supported Crown corporations and agencies (Note 7)	3,001	2,911	3,020
Miscellaneous	2,597	2,790	2,706
Investment income	921	859	957
	39,190	39,926	37,468
Expense (Note 29)

Health	16,474	16,150	15,515
Education	10,820	11,171	11,060
Social services	3,454	3,384	3,365
Interest	2,381	2,253	2,204
Other	1,845	1,211	1,410
Transportation	1,515	1,577	1,474
Protection of persons and property	1,426	1,448	1,535
General government	1,376	1,044	783
Natural resources and economic development	1,314	1,997	1,986
	40,605	40,235	39,332
Surplus (deficit) for the year before unusual items	(1,415)	(309)	(1,864)
Forecast allowance	(300)

Surplus (deficit) for the year	(1,715)	(309)	(1,864)

Accumulated surplus (deficit)—beginning of year as restated (Note 24)		4,705	6,569
Accumulated surplus (deficit)—before other comprehensive income		4,396	4,705
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 93)—end of year		436	412
Accumulated surplus (deficit)—end of year		4,832	5,117

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary Financial Statements
Consolidated Statement of Change in Net Liabilities
for the Fiscal Year Ended March 31, 2011

	In Millions
	2011		2010
	Estimates	Actual	Actual
	$	$	$
Surplus (deficit) for the year	(1,715)	(309)	(1,864)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(5,414)	(4,113)	(3,727)
Amortization of tangible capital assets	2,014	1,980	1,906
Disposals and valuation adjustments	(53)	83	136
	(3,453)	(2,050)	(1,685)
Effect of change in:
Prepaid program costs	(9)	(66)	(110)
Other assets	(3)	(124)	(21)
	(12)	(190)	(131)
Effect of self–supported Crown corporations’ and agencies’ other comprehensive income		24	479
(Increase) decrease in net liabilities	(5,180)	(2,525)	(3,201)
Net assets (liabilities)—beginning of year	(29,504)	(28,112)	(24,911)
Net assets (liabilities)—end of year (Note 20)	(34,684)	(30,637)	(28,112)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary Financial Statements
Consolidated Statement of Cash Flow
for the Fiscal Year Ended March 31, 2011

	In Millions
	2011			2010
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions

Surplus (deficit) for the year(1)			(309)	(1,864)
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets			1,980	1,906
Amortization of public debt deferred revenue and deferred charges			26	16
Concessionary loan adjustments (decreases)			15	(1)
Valuation adjustments			189	159
Net earnings of self—supported Crown corporations and agencies			(2,911)	(3,020)
Temporary investments decreases (increases)			82	136
Accounts receivable (increases) decreases			9	(90)
Due from other governments (increases) decreases			(86)	(420)
Due from self—supported Crown corporations and agencies decreases			(657)	8
Accounts payable (decreases)			382	(563)
Due to other governments increases (decreases)			233	121
Due to Crown corporations, agencies and trust funds (decreases)			6	(6)
Employee pension plans increases			34	50
Items applicable to future operations increases			544	467
Contributions of self—supported Crown corporations and agencies			3,198	1,996
Cash (used for) derived from operations			2,735	(1,105)

Capital Transactions

Tangible capital assets (acquisitions)	76	(4,113)	(4,037)	(3,625)
Cash (used for) derived from capital	76	(4,113)	(4,037)	(3,625)

Investment Transactions

Loans, advances and mortgages receivable (issues)	264	(473)	(209)	(137)
Other investments—net (increases)		(134)	(134)	(862)
Sinking fund investments—net decreases	(51)	(30)	(81)	805
Cash (used for) derived from investments	213	(637)	(424)	(194)
Sub—total cash (requirements)			(1,726)	(4,924)

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2010/11

Summary Financial Statements
Consolidated Statement of Cash Flow—Continued
for the Fiscal Year Ended March 31, 2011

	In Millions
	2011			2010
	Receipts	Disbursements	Net	Net
	$	$	$	$

Sub–total cash (requirements) carried forward from previous page			(1,726)	(4,924)

Financing Transactions(2)
Public debt increases	26,797	(23,372)	3,425	3,049
Derived from (used for) Warehouse Borrowing Program investment	(3,060)	3,060		2,076
(Used for) derived from purchase of assets, recoverable from agencies	(7,741)	6,263	(1,478)	(2,334)
Cash derived from (used for) financing	15,996	(14,049)	1,947	2,791
(Decrease) in cash and cash equivalents			221	(2,133)
Cash and cash equivalents—beginning of year			1,974	4,107
Cash and cash equivalents—end of year			2,195	1,974

Cash and cash equivalents are made up of:
Cash			1,593	1,446
Cash equivalents			602	528
			2,195	1,974

(1) Interest received during the year was $864 million (2010: $959 million). Interest paid during the year was $2,288 million (2010: $2,228 million). Interest received is made up of interest income from the Statement of Operations in the amount of $859 million (2010: $957 million) plus the change in accrued interest receivable in the amount of $5 million (2010: $2 million). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,253 million (2010: $2,204 million) plus the change in accrued interest payable in the amount of $35 million (2010: $24 million).

(2) Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with generally accepted accounting principles (GAAP) for senior governments as required by the Budget Transparency and Accountability Act (BTAA) and as recommended by the independent Public Sector Accounting Board.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under GAAP. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 81 – 83. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis.

Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 138.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31), the British Columbia Public School Employers’ Association (June 30), the Insurance Corporation of British Columbia (December 31), and all school districts (June 30).

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 84 – 91. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

1. Significant Accounting Policies—Continued

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post–secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The other sector consists of those activities which cannot be otherwise allocated.

Revenue

All revenue is recorded on an accrual basis, except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporate income tax that is recorded on the basis of cash amounts transferred from the federal government.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted for specific programs such as health transfers.

Tax credits/offsets are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue but are not considered valuation allowances. Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts that are neither received nor receivable are not reported as revenue.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

1. Significant Accounting Policies—Continued

experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 139. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made. Transfers are deferred if the amount represents prepaid operating expenses.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty–five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition (which may be adjusted by attributed income). Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

1. Significant Accounting Policies—Continued

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil, where plans are in a net obligation position the province records a liability for its share. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i) Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

1. Significant Accounting Policies—Continued

(ii) Self–supported debt—includes the portion of debt of self-supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self-supported organizations as these entities are consolidated on the modified equity basis. Self-supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight–line basis. Non–monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off–balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Public sector generally accepted accounting principles do not recognize other comprehensive income in relation to taxpayer–supported Crowns. Therefore, any transactions relating to other comprehensive income in the taxpayer–supported Crown corporation statements have been reversed. Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual(1)
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$

Liabilities	167	157	177	(10)	10

Accounts Payable and Accrued Liabilities Litigation and Arbitration

Variability arises from uncertainty from the outcomes of litigation and arbitration

Crime Victim Assistance Program	180	172	189	(8)	9

Variability arises from use of actuarial estimates

Silviculture Liability	83	75	92	(8)	9

Variability arises from the estimation of remediation cost

Contaminated Sites	121	109	133	(12)	12

Variability arises from the estimation of remediation cost

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

2. Measurement Uncertainty—Continued

	In Millions
	Actual(1)
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$

Revenues

Taxation
Personal Income Tax	5,364	5,064	5,664	(300)	300
Harmonized Sales Tax	4,176	4,051	4,301	(125)	125

Contributions from the Federal Government
Canada Health Transfer payments(2)	3,607	3,569	3,645	(38)	38
Canada Social Transfer payments(3)	1,485	1,474	1,496	(11)	11

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

See note 25(b) with respect to the measurement uncertainty related to environmental remediation liabilities.

(1)Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

(2)Canada Health Transfer payments are transfers from the federal government based on calculations of national and provincial tax points and the provincial share of national population figures.

(3)Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

3. Accounts Receivable

	In Millions
	2011	2010
	$	$

Accounts receivable	1,971	1,717
Taxes receivable	916	1,302
Accrued interest	211	206
	3,098	3,225
Provision for doubtful accounts	(683)	(650)
	2,415	2,575

4. Inventories for Resale

	In Millions
	2011	2010
	$	$

Properties	13	11
Miscellaneous	28	32
	41	43

Inventories for resale are charged to expense when sold. During the year, the total cost of sales was $155 million (2010: $163 million) including the effect of write—downs of $3 million (2010: $1 million) and the effect of reversals of write—downs of nil (2010: nil). Write—downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

5. Due from Other Governments

	In Millions
	2011	2010
	$	$

Government of Canada:
Current	854	750
Long—term	53	81
Provincial governments:
Current	14	15
Local governments:(1)
Current	47	37
Long—term	11	10
	979	893

(1)Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

6. Due from Self—supported Crown Corporations and Agencies

	In Millions
	2011	2010
	$	$

British Columbia Hydro and Power Authority	473	63
Insurance Corporation of British Columbia	276
British Columbia Lottery Corporation	116	129
British Columbia Liquor Distribution Branch		14
Columbia Power Corporation		2
	865	208

See Statement of Financial Position for Self—supported Crown Corporations and Agencies on page 92 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

7. Equity in Self—supported Crown Corporations and Agencies

	In Millions
	2011				2010
	Investments	Unremitted Earnings	Other Comprehensive Income	Total	Total
	$	$	$	$	$

Insurance Corporation of British Columbia		3,116	464	3,580	3,755
British Columbia Hydro and Power Authority	20	2,787	73	2,880	2,674
Columbia Power Corporation	276	97		373	365
British Columbia Railway Company	107	(17)		90	253
Transportation Investment Corporation	150	(19)	(101)	30	111
Provincial Capital Commission		15		15	15
British Columbia Transmission Corporation					58
	553	5,979	436	6,968	7,231

Change in Equity in Self—supported Crown Corporations and Agencies
Balance—beginning of year	553	6,266	412	7,231	5,738
Prior period adjustments					(10)
Balance—beginning of year restated	553	6,266	412	7,231	5,728
Increase (decrease) in other comprehensive income			24	24	479
Net earnings of self—supported Crown corporations and agencies		2,911		2,911	3,020
Contributions paid to the Consolidated Revenue Fund		(2,979)		(2,979)	(1,770)
Adjustments to contributions paid		(219)		(219)	(226)
Balance—end of year	553	5,979	436	6,968	7,231

See Statement of Financial Position for Self—supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies on pages 92 — 93 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2011	2010
	$	$
Loans and Advances
BC student loans	991	883
Land Tax Deferment loans	394	341
Construction loans to social housing projects	202	136
Industrial Development Fund commercial loans	12	33
Accountable advances	3	7
Miscellaneous	83	84
	1,685	1,484
Provision for doubtful accounts	(278)	(261)
	1,407	1,223
Mortgages Receivable
Reconstruction Program	86	103
Miscellaneous	1	1
	87	104
Provision for doubtful accounts	(2)
	85	104
	1,492	1,327

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The BC Student Loan Program provides loans to borrowers for higher education. Borrowers are required to repay these loans through a contracted service provider to the province with a floating interest rate of prime plus 2.5%. Amortization of the loans is usually set for 174 months, but borrowers can extend that amortization to a maximum of 234 months. Defaulted loans are due on demand with interest at a floating rate of prime plus 2.5%. The BC Student Loan Program also administers defaulted student loans issued by financial institutions under a guaranteed and risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child who is under the age of 18 at any time in the calendar year. The program for individuals 55 years of age or older, a surviving spouse, or a person with disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government, and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer—supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short—term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The Industrial Development Fund provided loans to assist the establishment of new industry, the introduction of new technology to existing industry, or the development of a region of British Columbia. These loans incur interest at rates ranging from 0% to 7.75%. The Industrial Development Fund was eliminated pursuant to the repeal of the Industrial Development Incentive Act under the Budget Measures Implementation Act, 2002. No loans were issued after March 31, 2002.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work.

The program was administered by the Homeowner Protection Office (HPO), a provincial Crown corporation, and provided financial assistance in one of the following ways:

•                                                        Interest free loans provided by the HPO to homeowners;

•                                                        Interest free deferred payment loans provided by the HPO to homeowners over 65 years of age;

•                                                        Guarantees and interest subsidies on loans provided by financial institutions to homeowners; or

•                                                        Interest subsidies on loans provided by Canada Mortgage and Housing Corporation to housing cooperatives.

Effective July 31, 2009, the HPO stopped accepting new applicants, and effective April 1, 2010, responsibility for the ongoing management of the Reconstruction Loan Program was transferred to the Ministry of Finance. It is still governed by the Homeowner Protection Act, but is now known as the Reconstruction Loan Portfolio. (Note: Financial assistance is secured by registered mortgages).

Miscellaneous mortgages receivable have terms less than two years with interest rates from 2.56% to 3.95%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

9. Other Investments

	In Millions
	2011	2010
	$	$

Pooled investment portfolios	1,702	833
Equity investments	554	1,113
Provincial government bonds	482	519
Commercial loans and investments	315	304
Municipal, corporate and other bonds	249	296
Government of Canada bonds	134	135
British Columbia Ferry Services Inc.	75	75
Miscellaneous	300	402
	3,811	3,677

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $1,770 million (2010: $844 million).

Equity investments have a market value of $743 million (2010: $1,141 million). They include investments in Canadian, U.S. and international equity markets. Also included in equity investments are investments by the University of British Columbia, University of Victoria and Simon Fraser University in subsidiaries that are reported on the equity basis. The total investment reported for these entities is $31 million (2010: $5 million).

Provincial bonds of various provinces have a market value of $487 million (2010: $530 million), with yields ranging from 1.3% to 7.6%. Maturity dates range from January 1, 2012 to June 2, 2041.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $315 million (2010: $304 million) investment in power development joint ventures.

Municipal, corporate and other bonds have a market value of $246 million (2010: $304 million) with yields ranging from 0.0% to 10.65%. Maturity dates range from May 4, 2011 to June 1, 2041.

Government of Canada bonds have a market value of $136 million (2010: $136 million), with yields ranging from 1.0% to 5.34%. Maturity dates range from June 1, 2011 to December 1, 2041.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non—voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $309 million (2010: $409 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

10. Sinking Fund Investments

	In Millions
	2011	2010
	$	$

Taxpayer—supported sinking fund investments	1,313	1,233
Self—supported sinking fund investments	97	96
	1,410	1,329

	In Millions
	2011	2010
	$	$

Provincial government bonds	1,229	1,099
Local government bonds	155	223
Cash	16
Pooled investment portfolios	10	6
Government of Canada bonds		1
	1,410	1,329

Provincial bonds of various provinces have a market value of $1,326 million (2010: $1,166 million), with yields ranging from 0.92% to 5.22%. Maturity dates range from June 2, 2011 to February 15, 2050.

Pooled investment portfolios have a market value of $10 million (2010: $6 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short—term unitized funds that hold money market instruments.

Local government bonds have a market value of $164 million (2010: $245 million), with yields ranging from 1.51% to 9.50%. Maturity dates range from April 10, 2011 to November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Government of Canada bonds have a market value of $0 million (2010: $0.5 million).

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2011	2010
	$	$

British Columbia Hydro and Power Authority	11,700	10,782
Transportation Investment Corporation	1,148	544
British Columbia Lottery Corporation	85	60
Improvement districts	14	15
British Columbia Transmission Corporation		70
	12,947	11,471

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2011	2010
	$	$

Accounts payable	2,455	2,065
Other accrued estimated liabilities(1)	1,739	1,626
Accrued employee leave entitlements (see table below)	1,684	1,839
Accrued interest on debt	569	535
	6,447	6,065

(1)Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

	In Millions
	2011	2010
	$	$
Accrued employee leave entitlements
Retirement allowance	762	719
Vacation, compensatory time off, sick bank	670	703
Long—term disability	202	366
Worker compensation benefits	50	51
	1,684	1,839

Across the reporting entity, there are a variety of employee benefit plans with different terms that provide for post–employment benefits, compensated absences and termination benefits. The province is responsible for adequately funding most of the plans. The cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs.

The province accrues a liability for vacation pay, compensatory time off and banked sick time. Part of the liability is based on actuarial valuations.

The province provides termination payments under various collective agreements. The amounts payable are based on years of service and annual salary.

Amounts recorded in the financial statements relating to long–term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year–end.

Amounts recorded for worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

13. Due to Other Governments

	In Millions
	2011	2010
	$	$

Government of Canada:
Current	217	216
Long—term	547	504
Provincial governments:
Current	22	23
Long—term	6	6
Local governments:(1)
Current	266	76
	1,058	825

(1)Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

14. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2011	2010
	$	$

British Columbia Liquor Distribution Branch	9
Trust funds	63	66
	72	66

15. Deferred Revenue

	In Millions
	2011	2010
	$	$

Petroleum, natural gas and minerals, leases and fees	4,355	4,389
Deferred contributions	2,846	2,552
Federal contributions	1,217	1,145
Federal and municipal infrastructure project revenues	992	666
Unearned lease revenue	540	398
Motor vehicle licences and permits	249	244
Tuition	151	143
Derivative debt instruments	97	148
Water rentals and recording fees	95	96
Medical Services Plan premiums	60	57
Forest Stand Management Fund	11	11
Miscellaneous	241	244
	10,854	10,093

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

16. Employee Pension Plans

	In Millions
	2011	2010
	$	$

Teachers’ Pension Plan	84	50
Members of the Legislative Assembly Superannuation Account	3	3
	87	53

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non—Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan. The accrued benefit obligation for these other pension plans is $488 million (2010: $451 million), with estimated pension fund assets of $478 million (2010: $443 million), and an unamortized actuarial gain (loss) of $(12) million (2010: $(13) million). The accrued net asset is $2 million (2010: $5 million).

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the investment balance of the particular Crown corporation or agency. Total accrued benefit obligations equal $4,342 million (2010: $3,668 million), with estimated pension fund assets of $3,753 million (2010: $3,404 million), and an unamortized actuarial gain (loss) of $(1,007) million (2010: $(666) million). The accrued net asset is $418 million (2010: $402 million).

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

16. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short—term in nature.

The reported net assets or net obligations of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2010/11 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long—term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

16. Employee Pension Plans—Continued

Key actuarial assumptions and dates:

	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan
Date of actuarial valuation	Mar 31/08	Dec 31/09	Dec 31/08	Aug 31/09
Date of audited financial statements	Mar 31/10	Dec 31/09	Dec 31/09	Aug 31/10
Expected long—term rate of return	6.50%	6.50%	6.50%	6.50%
Assumed rate of salary escalation	3.75%	3.75%	3.75%	3.75%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2011, for the basic pension in each plan is as follows:

	In Millions
	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan	Total
	$	$	$	$	$

Accrued benefit obligation	14,101	17,229	15,841	2,389	49,560
Pension fund assets	15,450	16,593	14,551	2,458	49,052
	(1,349)	636	1,290	(69)	508
Unamortized actuarial gain (loss)	(621)	(1,708)	(1,122)	(227)	(3,678)
Accrued net obligation (asset)	(1,970)	(1,072)	168	(296)	(3,170)

(e) The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2010 for each plan are: College Pension Plan 9.9% (2010: 12.5%), Public Service Pension Plan 10.0% (2010: 10.9%), Municipal Pension Plan 9.8% (2010: 10.8%), and Teachers’ Pension Plan 9.6% (2010: 11.2%).

(f) The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $61 million (2010: $57 million), the Public Service Pension Plan $294 million (2010: $297 million), the Municipal Pension Plan $490 million (2010: $452 million), and the Teachers’ Pension Plan $360 million (2010: $335 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

17. Taxpayer—supported Debt(1)

	In Millions
						2011	2010
	Year of Maturity	Canadian Dollar	US Dollar(2)	Japanese Yen(2)	Other Currencies(2)	Canadian Dollar Total	Canadian Dollar Total
		$	$	$	$	$	$
Short—term promissory notes	2011					0	3,534
	2012	2,570				2,570	0
Notes, bonds and debentures(3)	2011					0	2,655
	2012	2,565				2,565	2,535
	2013	685				685	678
	2014	1,669	578			2,247	2,210
	2015	2,108			84	2,192	2,183
	2016	225	1,500			1,725	60
	2017–2021	5,312			658	5,970	3,976
	2022–2026	3,980				3,980	3,930
	2027–2031	3,526			96	3,622	3,892
	2032–2036	1,621				1,621	1,563
	2037–2041	3,824				3,824	3,203
	2042–2046	1,894				1,894	478
	2047–2051	92				92	92
Capital leases	2012–2048	195				195	218
Total debt issued at face value		30,266	2,078	0	838	33,182	31,207

Unamortized discount						(61)	(51)
Unrealized foreign exchange gains (losses)						(8)	15
Amount held in the Consolidated Revenue Fund							(2)
Total taxpayer—supported debt						33,113	31,169

The effective interest rates (weighted average) as at March 31 on the above debt are:

2011	5.01%
2010		5.28%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)A portion of the foreign currency denominated debt as at March 31, 2011 was hedged to Canadian dollars—US$1,600 million was fully hedged to CAD$1,655 million with the remaining US$300 million fully hedged to 36,075 million Japanese Yen (CAD$423 million); 700 million Swiss Francs was fully hedged to CAD$754 million; and, 527 million in Hong Kong dollars was fully hedged to CAD$84 million.

(3)Notes, bonds and debentures includes $1,801 million (2010: $1,564 million) in public private partnership obligations and $87 million (2010: $82 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

17. Taxpayer—supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,510 million (2010: $3,510 million) at a weighted average interest rate of 5.98% (2010: 6.56%). These debentures mature at various dates from April 10, 2011 to November 9, 2040 with interest rates varying between 2.71% and 10.04%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $311 million (2010: $267 million) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $304 million (2010: $309 million) secured by land and buildings.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions Canadian Dollar
$
2012	2,414
2013	879
2014	2,298
2015	2,313
2016	1,679
2017–2050	17,928

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between one year and thirty—eight years, with interest rates ranging between 1% and 11%.

Major leases include: PHH Vehicle Management Services Inc. of $21 million (2010: $33 million); health organizations of $115 million (2010: $121 million); post-secondary institutions of $44 million (2010: $46 million); and other entities in the government reporting entity of $15 million (2010: $18 million). Details of leases held outside the Consolidated Revenue Fund are available from the entity financial statements on the public website at http://www.fin.gov.bc.ca/pubs.htm.

The PHH leases are accounted for by the province as capital leases. The province first entered into a contract with PHH in 1998 which expired on January 31, 2006. A new contract was awarded for seven years ending January 31, 2013, with the option of a single two year extension to January 31, 2015. The original capital lease obligation is recorded based on the PHH purchase price of the lease vehicles which is equivalent to the fair market value of the assets that are amortized for either six or seven years. No residual values are assigned. The province is billed monthly for the amortization, interest, and other lease charges and adjustments. Interest charges are based on varying rates that depend on the thirty day banker’s acceptance rate quoted by the Bank of Canada. The lease provides for an option to purchase any time after the first twelve months of a vehicle’s lease for the greater of its fair market or net book value, plus applicable taxes.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

17. Taxpayer—supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions Canadian Dollar
$
2012	27
2013	21
2014	16
2015	11
2016	12
2017–2049	265
Total minimum lease payments	352
Less imputed interest	(157)
Total capital lease liability	195

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

18. Self—supported Debt(1),(2)

	In Millions
				2011	2010
	Year of Maturity	Canadian Dollar	US Dollar(3)	Canadian Dollar Total	Canadian Dollar Total
		$	$	$	$
Short—term promissory notes	2011			0	2,100
	2012	2,627	75	2,702	0
Notes, bonds and debentures	2011			0	150
	2012	450		450	450
	2013	200		200	200
	2014	500	290	790	790
	2015	325		325	325
	2016	150		150	150
	2017–2021	2,345	204	2,549	2,049
	2022–2026	926	589	1,515	1,522
	2027–2031	958		958	500
	2032–2036	950		950	950
	2037–2041	1,524	351	1,875	1,878
	2042–2046	100		100	0
	2047–2051	370		370	370
Total debt issued at face value		11,425	1,509	12,934	11,434
Unamortized premium				20	48
Unrealized foreign exchange gain				76	70
Total self—supported debt				13,030	11,552

The effective interest rates (weighted average) as at March 31 on the above debt are:

2011	4.61%
2010		4.79%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)Self—supported debt includes Warehouse Borrowing Program debt of nil (2010: nil).

(3)Foreign currency denominated debt as at March 31, 2011 includes US$1,274 million (CAD$1,509 million), of which US$1,047 million was fully hedged to CAD$1,289 million and US$227 million was unhedged (CAD$220 million).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $148 million (2010: $148 million) at a weighted average interest rate of 4.94% (2010: 4.94%). These debentures mature at various dates from June 11, 2017 to June 9, 2039, with interest rates varying between 4.75% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2010: $78 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

18. Self—supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions Canadian Dollar
$
2012	450
2013	200
2014	790
2015	325
2016	150
2017–2051	8,092

19. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with interest rate fluctuations, foreign exchange rate fluctuations and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to interest rate and foreign exchange risks.

Derivatives used by the province include interest rate swaps, cross—currency swaps, forward foreign exchange contracts, forward rate agreements, and advanced rate setting agreements. A derivative instrument is a financial contract with a financial institution or counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure contained in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives by type, outstanding at March 31, 2011, based on the notional amounts of the contracts. The notional amounts of financial derivative instruments are the face amounts that are used to calculate interest payments made on those instruments. There is no exchange of the notional amounts in interest rate swaps. Cross—currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Taxpayer—supported Portfolios (Notional Values)

	In Millions
	Year of Maturity	Cross Currency Swaps(1)	Interest Rate Swaps(1)	Advanced Rate Setting Agreements(1)	Forward Foreign Exchange Contracts	Total
		$	$	$	$	$
	2012		100	100	199	399
	2013		240			240
	2014	578	578			1,156
	2015	84				84
	2016	1,500	1,500			3,000
	2017–202
	1	658	312			970
	2022–204
	1	137	863			1,000
Total		2,957	3,593	100	199	6,849

(1)March 31, 2011, fair market valuation was an unrealized loss of $278 million (2010: $273 million) on cross—currency swaps, an unrealized gain of $234 million (2010: $187 million) on interest rate swaps, and an unrealized gain of $6 million (2010: $3 million loss) on advanced rate setting agreements. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

Self—supported Portfolios (Notional Values)

	In Millions
	Year of Maturity	Cross Currency Swaps(2)	Interest Rate Swaps(2)	Advanced Rate Setting Agreements(2)	Forward Foreign Exchange Contracts(2)	Total
		$	$	$	$	$
	2012		450	427	76	953
	2013		200			200
	2014	290	930			1,220
	2015					0
	2016					0
	2017–202
	1		500		204	704
	2022–204
	1		500		719	1,219
Total		290	2,580	427	999	4,296

(2)March 31, 2011, fair market valuation was an unrealized loss of $98 million (2010: $89 million) on cross—currency swaps, an unrealized loss of $12 million (2010: $19 million gain) on interest rate swaps, an unrealized loss of $50 million (2010: $12 million) on advanced rate setting agreements and an unrealized loss of $83 million (2010: $73 million) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments, and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $23,453 million (2010: $22,338 million), allow floating rate exposure up to 45.00% (2010: 45.00%) of this portion of the taxpayer—supported debt. At March 31, 2011, floating rate debt exposure was 23.17% (2010: 27.35%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 40.00% (2010: 46.00%) of their debt that totals $11,710 million (2010: $10,782 million). At March 31, 2011, floating rate debt exposure for BC Hydro was 28.60% (2010: 28.70%) of their debt.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2011, a one percent change in interest rates would impact the annual debt servicing expense by $52 million (2010: $52 million) for the taxpayer—supported debt portfolio and $37 million (2010: $31 million) for the self—supported debt portfolio.

At March 31, 2011, swap agreements relating to investments held by taxpayer—supported portfolios included interest rate swaps totalling $84 million (2010: $84 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross—currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $23,453 million (2010: $22,338 million), allow unhedged foreign debt exposure up to 10% (2010: 10.00%) of this portion of the taxpayer—supported debt. At March 31, 2011, unhedged foreign debt exposure, in Japanese yen was 1.81% (2010: 1.76%) of the government direct debt portfolio.

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2010: 5.00%) of its debt, which totals $11,710 million (2010: $10,782 million). At March 31, 2011, 1.00% (2010: 1.20%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2011, a one Japanese yen change versus the value of the Canadian dollar would impact the annual debt servicing costs for the taxpayer—supported debt portfolio by $2 million (2010: $1 million); and a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self—supported debt portfolio by $1 million (2010: $1 million).

At March 31, 2011, swap agreements relating to investments held by taxpayer—supported portfolios included cross—currency swaps totalling $41 million (2010: $41 million), and forward currency contracts $199 million (2010: nil).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Credit risk

Credit risk is the risk that the province will incur financial loss due to a counterparty defaulting on its financial obligation to the province. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. As per the policy guideline change adopted in 2010, the province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s and Moody’s Investors Service Inc. of at least A+/A1. Previously, the policy guideline allowed the province to enter into derivative transactions with counterparties that had a rating of AA-/Aa3. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

20. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 41) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

21. Tangible Capital Assets

	In Millions
	2011	2010
	$	$

Land and land improvements	4,171	4,015
Buildings (including tenant improvements)	16,962	15,440
Highway infrastructure	8,561	7,999
Transportation equipment	1,824	1,896
Computer hardware and software	1,018	1,137
Other	1,854	1,853
	34,390	32,340

See Consolidated Statement of Tangible Capital Assets on page 94.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

21. Tangible Capital Assets—Continued

The estimated useful lives of the more common tangible capital assets are: buildings (5—70 years); highway infrastructure (15—40 years); transportation equipment (including ferries and related infrastructure) (2—25 years); computer hardware and software (1—10 years); major software systems (1—15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1—30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2—40 years, over the lease term, or over the lesser of the lease term and the life of the asset.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain (including the Millennium Line) system and the West Coast Express. These assets are made available to SCBCTA for their use under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCT are for one dollar per year under an initial 15—year term to 2014, with additional five—year renewal periods upon the agreement of BCT and SCBCTA. The net book value of these assets is $713 million (2010: $746 million). The operating lease arrangements between SCBCTA and RTP are for one dollar per year under an initial 11 year, 7 month term to 2014, with additional five—year renewal periods upon the agreement of RTP and SCBCTA. The net book value of these assets is $838 million (2010: $866 million).

22. Prepaid Program Costs

	In Millions
	2011	2010
	$	$

Prepaid program costs	633	567

The prepaid program costs include deferred costs associated with the BC Timber Sales Program and other prepaid operating costs. Also included in these amounts are inventories of supplies and other not—for—resale items held by taxpayer—supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2011, the total inventories held for use or consumption was $272 million (2010: $299 million). During the year, the total expense due to the consumption of inventories was $1,129 million (2010: $1,110 million) including the effect of write—downs of $14 million (2010: nil) and the effect of reversals of write—downs of nil (2010: nil).

23. Other Assets

	In Millions
	2011	2010
	$	$

Deferred debt instrument costs	389	271
Other deferred costs	57	51
	446	322

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

24. Accumulated Surplus (Deficit)

	In Millions
	2011	2010
	$	$

Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported(1)	4,860	6,639
Adjustments to accumulated surplus (deficit)(2),(3)	(155)	(70)
Accumulated surplus (deficit)—beginning of year as restated	4,705	6,569
Surplus (deficit) for the year(4)	(309)	(1,864)
Accumulated surplus (deficit)—before other comprehensive income	4,396	4,705

Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 93)—beginning of year	412	(67)
Other comprehensive income from self—supported Crown corporations and agencies (see page 93)	24	479
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 93)—end of year	436	412
Accumulated surplus (deficit)—end of year	4,832	5,117

(1) The opening accumulated surplus (deficit) figures for April 1, 2010 and April 1, 2009 are reported before accumulated other comprehensive income.

(2) During 2010/11, adjustments were made to the opening accumulated surplus for 2009/10 as follows:

Restatement of University of British Columbia investment recognition for endowment funds	(54)
Restatement of debt issue costs	(22)
Restatement of sick and severance liability for Hospital Societies	6
Total	(70)

(3) During 2010/11, adjustments were made to the opening accumulated surplus for 2010/11 for the following items:

Restatement of University of British Columbia investment recognition for endowment funds	(72)
Restatement of debt issue costs	(57)
Restatement of School District No. 93 land and building addition	(33)
Restatement of Vancouver Coastal Health Authority deferred capital contributions	(23)
To recognize prior year balances for new organizations included in operations	24
Restatement of sick and severance liability for Hospital Societies	6
Total	(155)

(4) During 2010/11, adjustments were made to the reported surplus figure for the 2009/10 fiscal year as follows:

Restatement of University of British Columbia investment recognition for endowment funds	(18)
Restatement of debt issue costs	(35)
Restatement of School District No. 93 land and building additions	(33)
Restatement of Vancouver Coastal Health Authority deferred capital contributions	(23)
To recognize prior year balances for new organizations included in operations	24
Total	(85)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

25. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2011 was $405 million (2010: $406 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2011, totalled $58 million (2010: $88 million). See Consolidated Statement of Guaranteed Debt on page 95 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2011	2010
	$	$
Property access disputes	56	5
Tax disputes	49	32
Damage to persons or property	22	25
Negligence and miscellaneous	19	3
Contract disputes	14	17
	160	82

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2011 was $131 million (2010: $128 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $105 million (2010: $91 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean—up

The province is responsible for the environmental clean—up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $136 million (2010: $139 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean—up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean—up costs, not already accrued for sites under evaluation, are approximately $12 million (2010: $12 million) as at March 31, 2011. In addition, the Ministry of Energy and Mines has determined possible net liabilities of approximately $663 million (2010: $594 million) for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean—up costs is not currently determinable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

25. Contingencies and Contractual Obligations—Continued

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern—day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2011, there were forty—nine treaty tables in various stages of negotiation, representing two—thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

The Final Agreement with the Maa-nulth First Nations came into effect on April 1, 2011, at which time 22,467 hectares of provincial Crown land was transferred to the Maa—nulth First Nations.

On November 13, 2008, an Incremental Treaty Agreement was signed with the Tla—o—qui—aht First Nation that committed to the transfer of 63 hectares of provincial Crown land as milestones are reached toward a Final Agreement. As of March 31, 2011, 16.3 hectares have been transferred.

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011 and by the provincial government on June 2, 2011. The Final Agreement requires ratification by the Parliament of Canada, which is pending. The treaty will take effect after federal ratification, on a date agreed to by the parties. Through treaty the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,749 hectares of provincial Crown lands.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement tables are as follows:

•                      In—SHUCK—ch, 15,016 hectares

•                      Lheidli T’enneh, 3,416 hectares

•                      Sechelt, 933 hectares

•                      Sliammon, 6,406 hectares

•                      Yekooche, 5,960 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2011 was approximately $422 million (2010: $397 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)

The Insurance Corporation of British Columbia (ICBC) settles most serious injury claims through the use of structured settlements which require ICBC to provide claimants with periodic payments, usually for a lifetime. ICBC has purchased annuities from approved life insurance companies to make these payments, and in the event a life insurance company fails in its obligation, ICBC becomes responsible for the annuity payments. To date, ICBC has not experienced any losses resulting from these arrangements, nor are any anticipated. The present value of these settlements at December 31, 2010, was approximately $1.01 billion (2009: $0.96 billion).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

25. Contingencies and Contractual Obligations—Continued

(ii)

The BC Transportation Financing Authority has contingent liabilities of $102 million (2010: $101 million) remaining after deducting the estimated settlement expense currently accrued from gross claims and environmental issues outstanding for capital projects.

(iii)

Powerex, a wholly owned subsidiary of BC Hydro, has been named, along with other energy suppliers, as a defendant in a number of US lawsuits and regulatory proceedings regarding alleged market manipulation of energy prices in the California wholesale electricity markets during part of 2000 and 2001. Powerex has obtained dismissals of all but one of the lawsuits. Powerex has obtained an indefinite stay of this remaining lawsuit pending resolution of related proceedings before the Federal Energy Regulatory Commission (FERC). Due to the ongoing nature of the regulatory and legal proceedings against Powerex, management cannot predict the outcomes.

(iv)

The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(v)

The British Columbia Railway Corporation (BCRC) and BCR Properties Ltd. completed a transaction with Canadian National Railway Company (CN) on July 14, 2004. As a result of the transaction, the province and BCRC have provided commercial indemnities to CN with respect to the transaction and indemnities related to income tax attributes of BCRC at closing. As at March 31, 2011, the maximum present value (calculated at 9%) of amounts payable under the tax indemnities related to income tax attributes (excluding any reimbursement of professional fees, tax arrears, interest on taxes payable, if any, on indemnity payments) is approximately $654 million (2010: $600 million). These indemnities remain in effect until ninety days after the last date on which a tax assessment or reassessment can be issued in respect of the income tax attributes. The final period for tax reassessment will be 2015/16 at which time the contingent liability will be removed. Management believes it is unlikely that the province or BCRC will ultimately be held liable for any amounts under the commercial and tax indemnities.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple—year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future—oriented financial information about non-discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

25. Contingencies and Contractual Obligations—Continued

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www.fin.gov.bc.ca/pubs.htm.

	In Millions
	2012	2013	2014	2015	2016	2017 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	1,842	710	561	426	327	5,280	9,146
Education	289	2					291
Social services	246	17	7	1			271
Other	676	375	353	327	326	2,283	4,340
Transportation	1,456	876	751	393	320	10,519	14,315
Protection of persons and property	313	23	22	21	22	19	420
General government	518	437	405	214	191	489	2,254
Natural resources and economic development	237	90	61	42	36	197	663
	5,577	2,530	2,160	1,424	1,222	18,787	31,700
Self—supported Crown corporations and agencies
Transportation	569	480	65				1,114
General government	32	30	27	23	20	68	200
Natural resources and economic development	2,425	1,759	1,577	1,483	1,438	38,475	47,157
	3,026	2,269	1,669	1,506	1,458	38,543	48,471
Total	8,603	4,799	3,829	2,930	2,680	57,330	80,171

26. Restricted Assets

	In Millions
	2011	2010
	$	$

Endowment funds of universities and colleges	1,280	1,225

Donors have placed restrictions on their contributions to the endowment funds of universities and colleges. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

27. Taxation Revenue

	In Millions
	2011	2010
	$	$
Personal income	5,361	5,529
Harmonized sales	4,176
Property	1,918	1,885
Corporate income	1,658	1,317
Social service	1,330	4,765
Other	3,754	3,606
	18,197	17,102

Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Deductions allowable in the calculation of personal income tax revenue were $94.8 million (2010: $135.8 million) and corporate income tax were $422.0 million (2010: $352.0 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, training, film and production services, scientific and experimental development tax and mining flow—through share.

Personal income tax revenue was also reduced by $139.1 million (2010: $127.6 million) for the BC Tax Reduction and by $166.9 million for the low income climate action tax credit (2010: $153.0 million) and by $213.8 million for the BC Harmonized Sales Tax credit which was implemented July 1, 2010.

Personal income tax revenue was further reduced by $6.0 million (2010: $8.2 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Corporate income tax refunds are issued under the International Business Activity Act and the refunds were $22.7 million (2010: $19.5 million).

Property tax revenue was recorded net of home owner grants of $717.0 million (2010: $687.0 million).

28. Natural Resource Revenue

	In Millions
	2011	2010
	$	$

Petroleum, natural gas and minerals	1,749	1,694
Forests	437	387
Water and other	541	565
	2,727	2,646

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, 2% incentive, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $469.3 million (2010: $444.6 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

29. Expense

	In Millions
	2011	2010
	$	$
Total Expense by Group Account Classification
Salaries and benefits	15,921	15,766
Government transfers	9,823	8,984
Operating costs	9,577	9,608
Interest(1)	2,253	2,204
Amortization	1,980	1,906
Other	681	864
	40,235	39,332

(1) Includes foreign exchange loss amortization of $9 million (2010: loss amortization of $2 million).

30. Valuation Allowances

	In Millions
	2011	2010
	$	$

Accounts receivable	151	125
Loans, advances and mortgages receivable	29
Tangible capital assets	7	34
Inventories for resale	2
	189	159

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 29, and represent the write—down of assets and liabilities in the above Consolidated Statement of Financial Position categories.

31. Trusts Under Administration

	In Millions
	2011	2010
	$	$

Public Guardian and Trustee of British Columbia(1)
—administered by government officials	831	787
Supreme and provincial court (Suitors’ Funds)
—administered by the Courts	66	66
Credit Union Deposit Insurance Corporation of British Columbia(2)
—administered by various government officials and a non—government investment corporation	335	307
Other trust funds(3)
—administered by various government officials	161	131
	1,393	1,291

(1) Public Guardian and Trustee of British Columbia information is draft and unaudited as at March 31, 2011.

(2) Credit Union Deposit Insurance Corporation of British Columbia financial statements are draft and unaudited as at March 31, 2011.

(3) The comparative figure for other trust funds has been restated to conform with the current year’s presentation.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

32. Significant Events

Harmonized Sales Tax

The province received $769 million (2010: $250 million) from the federal government for transitional funding related to the Harmonized Sales Tax.

33. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function on pages 4 — 6 of the Estimates, Fiscal Year Ending March 31, 2011, presented to the Legislative Assembly March 2, 2010.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

34. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 24.

35. Asset Retirement Obligations(1)

	In Millions
	2011	2010
	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	12	13
Education	9	10
Natural resources and economic development	7	6
Other	3	3
	31	32
Self—supported Crown corporations and agencies
Natural resources and economic development	44	58
Transportation	36	34
	80	92
	111	124

(1) The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2011—Continued

36. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2011	2010
	$	$

Financial assets	73	71
Liabilities	103	102
Net liabilities	(30)	(31)
Non—financial assets	48	47
Accumulated surplus (deficit)	18	16

Consolidated Statement of Operations

	In Millions
	2011	2010
	$	$

Revenue	156	150
Expenses	(154)	(149)
Surplus (deficit) for the year	2	1
Accumulated surplus (deficit)—beginning of year	16	15
Accumulated surplus (deficit)—end of year	18	16

37. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate—regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate—regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2011 of $2,160 million (2010: $1,713 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2011 of $447 million (2010: $695 million). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2011

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund(1)

Health Sector

BC Academic Health Council

British Columbia Health Services Purchasing Organization(2)

Bella Coola General Hospital

Canadian Blood Services(3)

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital

Shared Services Organization Administration Society(4)

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Institute of Indigenous Government(5)

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Leading Edge Endowment Fund

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2011—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

Thompson Rivers University

The University of British Columbia

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Forestry Innovation Investment Ltd

Nechako—Kitamaat Development Fund Society

Oil and Gas Commission

Pacific Carbon Trust

Partnerships British Columbia Inc

Tourism British Columbia(6)

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2011—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association(2)

Community Social Services Employers’ Association(2)

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia(2)

Homeowner Protection Office(6)

Post—Secondary Employers’ Association(2)

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF—SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT BUSINESS ENTERPRISES)
RECORDED ON A MODIFIED EQUITY BASIS

BCIF Management Ltd(7)

British Columbia Hydro and Power Authority(7)

British Columbia Liquor Distribution Branch(8)

British Columbia Lottery Corporation(8)

British Columbia Railway Company(9)

British Columbia Transmission Corporation(7)

Columbia Power Corporation(7)

Insurance Corporation of British Columbia(10)

Provincial Capital Commission(11)

Transportation Investment Corporation(9)

(1) The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 84) and on the Consolidated Statement of Operations by Sector (page 88).

(2) These organizations were included in operations for the first time during the fiscal year.

(3) This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

(4) During the fiscal year this organization was wound up to become part of the Provincial Health Services Authority.

(5) This organization wound up operations during the fiscal year.

(6) During the fiscal year these organizations were wound up to become part of the Consolidated Revenue Fund and/or other taxpayer-supported organizations.

(7) These organizations were included in the Natural Resources and Economic Development Sector results. During the fiscal year, British Columbia Transmission Corporation was consolidated with British Columbia Hydro and Power Authority to form a single organization operating as British Columbia Hydro and Power Authority.

(8) These organizations were included in the General Government Sector results.

(9) These organizations were included in the Transportation Sector results.

(10) This organization was included in the Protection of Persons and Property Sector results.

(11) This organization was included in the Other Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2011

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	560	367	1,246	1,219	4	8	32	(46)	87	113
Temporary investments	298	277	340	398	10	11			81	92
Accounts receivable	279	258	395	237	58	57	245	229	39	38
Inventories for resale	1	1	28	28
Due from the Province of British Columbia	1	1	8	7	1	3			4	1
Due from other governments	112	59	84	74	25	24			109	47
Due from self—supported Crown corporations and agencies
Equity in self—supported Crown corporations and agencies									15	15
Loans, advances and mortgages receivable	13	8	777	699					288	240
Other investments	121	132	2,713	2,640	4	4	9	9	436	424
Sinking fund investments			84	74			1,410	1,329
Loans for purchase of assets, recoverable from agencies							18,503	16,389
	1,385	1,103	5,675	5,376	102	107	20,199	17,910	1,059	970

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2011

	In Millions
							Natural Resources and
			Protection of Persons		General Government		Economic
	Transportation		and Property		(3)		Development		Adjustments(4)		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	142	145	27	22	(116)	(62)	213	208			2,195	1,974
Temporary investments			18	18			154	187			901	983
Accounts receivable	66	63	87	84	968	1,352	376	339	(98)	(82)	2,415	2,575
Inventories for resale			2	2	3	4	7	8			41	43
Due from the Province of British Columbia	40	2					1	9	(55)	(23)	0	0
Due from other governments	135	49	105	50	306	508	103	82			979	893
Due from self—supported Crown corporations and agencies			276		116	143	473	65			865	208
Equity in self—supported Crown corporations and agencies	120	364	3,580	3,755			3,253	3,097			6,968	7,231
Loans, advances and mortgages receivable			1	1	395	341	259	217	(241)	(179)	1,492	1,327
Other investments	76	76					452	392			3,811	3,677
Sinking fund investments	846	671							(930)	(745)	1,410	1,329
Loans for purchase of assets, recoverable from agencies									(5,556)	(4,918)	12,947	11,471
	1,425	1,370	4,096	3,932	1,672	2,286	5,291	4,604	(6,880)	(5,947)	34,024	31,711

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the
Summary Financial Statements
Consolidated Statement of Financial Position by Sector—Continued
as at March 31, 2011

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	2,200	2,137	1,315	1,159	116	138	560	522	156	167
Due to other governments	50	44	16	18					110	54
Due to Crown corporations, agencies and trust funds	12	8	1	1					63	67
Due to the Province of British Columbia					7	7			1	2
Deferred revenue	1,780	1,674	2,338	1,922	4	1	97	148	207	231
Employee pension plans			84	50
Taxpayer—supported debt	1,101	912	904	914	4	6	30,154	28,413	329	331
Self—supported debt							13,030	11,552
	5,143	4,775	4,658	4,064	131	152	43,841	40,635	866	852
Net assets (liabilities)	(3,758)	(3,672)	1,017	1,312	(29)	(45)	(23,642)	(22,725)	193	118
Non—financial Assets
Tangible capital assets	6,032	5,655	12,456	11,762	99	88			1,150	936
Prepaid program costs	192	227	51	34	2	4			62	24
Other assets	33	28	21	21			334	254
	6,257	5,910	12,528	11,817	101	92	334	254	1,212	960
Accumulated surplus (deficit)	2,499	2,238	13,545	13,129	72	47	(23,308)	(22,471)	1,405	1,078

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2011

	In Millions
							Natural Resources and
			Protection of Persons		General Government		Economic
	Transportation		and Property		(3)		Development		Adjustments(4)		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	401	288	284	290	879	847	669	617	(133)	(100)	6,447	6,065
Due to other governments	106	133	83	87	544	479	149	10			1,058	825
Due to Crown corporations, agencies and trust funds					10				(14)	(10)	72	66
Due to the Province of British Columbia								1	(8)	(10)	0	0
Deferred revenue	1,209	818	338	374	13	14	4,868	4,911			10,854	10,093
Employee pension plans					3	3					87	53
Taxpayer—supported debt	6,803	6,040	4	6	2	3	550	396	(6,738)	(5,852)	33,113	31,169
Self—supported debt											13,030	11,552
	8,519	7,279	709	757	1,451	1,346	6,236	5,935	(6,893)	(5,972)	64,661	59,823
Net assets (liabilities)	(7,094)	(5,909)	3,387	3,175	221	940	(945)	(1,331)	13	25	(30,637)	(28,112)
Non—financial Assets
Tangible capital assets	11,515	10,929	49	54	829	828	2,273	2,101	(13)	(13)	34,390	32,340
Prepaid program costs	2	2	2	1	165	134	157	141			633	567
Other assets	69	41					2	2	(13)	(24)	446	322
	11,586	10,972	51	55	994	962	2,432	2,244	(26)	(37)	35,469	33,229
Accumulated surplus (deficit)	4,492	5,063	3,438	3,230	1,215	1,902	1,487	913	(13)	(12)	4,832	5,117

(1) Debt servicing represents the financial impacts of activities related to management of the public debt.

(2) The Other Sector consists of those expenditures which cannot be otherwise allocated.

(3) Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4) Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2011

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation									76	74
Contributions from the federal government	116	167	1,009	1,067	67	62			239	210
Fees and licences	2,081	1,897	1,391	1,273					12	17
Natural resources
Contributions from the provincial government/self—supported Crown corporations and agencies	42	41	194	197	15	14			34	20
Miscellaneous	857	779	1,241	1,222	22	13	1		93	125
Investment income	3	14	122	180	2	2	871	866	21	18
Total revenue	3,099	2,898	3,957	3,939	106	91	872	866	475	464

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2011

	In Millions
							Natural Resources and
			Protection of Persons		General Government		Economic
	Transportation		and Property		(3)		Development		Adjustments(4)		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	506	488			17,615	16,486		54			18,197	17,102
Contributions from the federal government	64	34	277	139	5,948	5,124	277	114			7,997	6,917
Fees and licences	51	53	720	689	73	84	117	107			4,445	4,120
Natural resources							2,727	2,646			2,727	2,646
Contributions from the provincial government/self—supported Crown corporations and agencies	13	8	323	601	1,986	1,947	618	486	(314)	(294)	2,911	3,020
Miscellaneous	132	83	161	161	238	296	110	93	(65)	(66)	2,790	2,706
Investment income	47	39	1	1	3	2	36	45	(247)	(210)	859	957
Total revenue	813	705	1,482	1,591	25,863	23,939	3,885	3,545	(626)	(570)	39,926	37,468

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the
Summary Financial Statements
Consolidated Statement of Operations by Sector—Continued
for the Fiscal Year Ended March 31, 2011

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	6,136	6,029	7,548	7,444	380	380			150	151
Government transfers	4,375	4,072	1,090	1,093	2,236	2,115			961	938
Operating costs	5,064	4,890	1,730	1,752	768	867			58	142
Interest	41	38	52	54			2,113	2,052	12	13
Amortization	551	539	652	626	16	17			36	35
Other	252	179	178	182	33	27			15	184
Operating expense	16,419	15,747	11,250	11,151	3,433	3,406	2,113	2,052	1,232	1,463
Surplus (deficit) for the Fiscal Year ended March 31	(13,320)	(12,849)	(7,293)	(7,212)	(3,327)	(3,315)	(1,241)	(1,186)	(757)	(999)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2011

	In Millions
							Natural Resources and
			Protection of Persons		General Government		Economic
	Transportation		and Property		(3)		Development		Adjustments(4)		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	152	153	662	658	345	364	548	587			15,921	15,766
Government transfers	130	139	614	578	9	7	617	259	(209)	(217)	9,823	8,984
Operating costs	763	687	172	291	454	78	573	905	(5)	(4)	9,577	9,608
Interest	272	246					10	10	(247)	(209)	2,253	2,204
Amortization	499	465	19	20	106	105	101	99			1,980	1,906
Other	38	33	24	18	137	233	169	148	(165)	(140)	681	864
Operating expense	1,854	1,723	1,491	1,565	1,051	787	2,018	2,008	(627)	(570)	40,235	39,332
Surplus (deficit) for the Fiscal Year ended March 31	(1,041)	(1,018)	(9)	26	24,812	23,152	1,867	1,537	1	0	(309)	(1,864)

(1)Debt servicing represents the financial impacts of activities related to management of the public debt.

(2)The Other Sector consists of those expenditures which cannot be otherwise allocated.

(3)Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4)Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the Summary Financial Statements
Statement of Financial Position
for Self—supported Crown Corporations and Agencies(1)

as at March 31, 2011

	In Millions
		Natural
		Resources and	Protection of
		Economic	Persons and		General	2011	2010
	Other(2)	Development(3)	Property(4)	Transportation(5)	Government(6)	Total	Total(7)
	$	$	$	$	$	$	$
Assets
Cash and cash equivalents		53	20	176	78	327	434
Accounts receivable	1	579	1,141	12	38	1,771	1,795
Inventories		128		22	93	243	241
Other investments	2	175	11,475	72		11,724	11,429
Tangible capital assets	20	15,884	132	1,996	237	18,269	16,086
Other assets		3,130	344	20	46	3,540	3,617
Total Assets	23	19,949	13,112	2,298	492	35,874	33,602

Liabilities
Accounts payable and accrued liabilities	2	2,788	7,476	562	291	11,119	10,731
Deferred revenue	6	1,700	1,780	314		3,800	3,833
Due to Province of British Columbia		473	276		116	865	208
Debt due to Province of British Columbia		11,644		1,302		12,946	11,437
Other debt		91			85	176	162
	8	16,696	9,532	2,178	492	28,906	26,371
Equity
Investment by the Consolidated Revenue Fund		296		257		553	553
Other comprehensive income		73	464	(101)		436	412
Unremitted earnings—end of year	15	2,884	3,116	(36)		5,979	6,266
	15	3,253	3,580	120	0	6,968	7,231
Total Liabilities and Equity	23	19,949	13,112	2,298	492	35,874	33,602

(1)These statements include related party transactions between self—supported Crown corporations and agencies. No elimination entries are recorded between self—supported Crown corporations and agencies for these transactions.

(2)Provincial Capital Commission.

(3)British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, Columbia Power Corporation and BCIF Management Ltd.

(4)Insurance Corporation of British Columbia.

(5)British Columbia Railway Company and Transportation Investment Corporation.

(6)British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

(7)British Columbia Hydro and Power Authority made a revision to prior year for a change in presentation of costs based on the nature of revenues and expenditures and net of regulatory account transfers with no change to net income for 2009/10. In the prior year the aggregate impact of regulatory accounting was shown on a single line whereas in the current year the impact of regulation is netted against the corresponding expense or revenue line item in the statement of operations. These changes have resulted in assets decreasing by $104 million, liabilities decreasing by $104 million, revenues increased by $206 million, and expenses increased by $206 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies(1)

for the Fiscal Year Ended March 31, 2011

	In Millions
		Natural
		Resources and	Protection of
		Economic	Persons and		General	2011	2010
	Other(2)	Development(3)	Property(4)	Transportation(5)	Government(6)	Total	Total(8)
	$	$	$	$	$	$	$
Revenue	3	4,137	4,246	31	5,511	13,928	14,032
Expense	3	3,538	3,923	28	3,525	11,017	11,012
Net earnings of self—supported Crown corporations and agencies	0	599	323	3	1,986	2,911	3,020
Contributions paid to the Consolidated Revenue Fund		(463)	(576)	(173)	(1,767)	(2,979)	(1,770)
Adjustments to contributions(7)					(219)	(219)	(226)
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	0	136	(253)	(170)	0	(287)	1,024
Unremitted earnings—beginning of year	15	2,748	3,369	134		6,266	5,252
Adjustments to unremitted earnings						0	(10)
Unremitted earnings—end of year	15	2,884	3,116	(36)	0	5,979	6,266
Accumulated other comprehensive income—beginning of year		53	386	(27)		412	(67)
Other comprehensive income		20	78	(74)		24	479
Accumulated other comprehensive income—end of year	0	73	464	(101)	0	436	412
Investment by the Consolidated Revenue Fund		296		257		553	553
Equity in self—supported Crown corporations and agencies for the year	15	3,253	3,580	120	0	6,968	7,231

(1)These statements include related party transactions between self—supported Crown corporations and agencies. No elimination entries are recorded between self—supported Crown corporations and agencies for these transactions.

(2)Provincial Capital Commission.

(3)British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, Columbia Power Corporation, and BCIF Management Ltd.

(4)Insurance Corporation of British Columbia.

(5)British Columbia Railway Company and Transportation Investment Corporation.

(6)British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

(7)The adjustments are for British Columbia Lottery Corporation transfers to charities and local governments, which is shown as a recovery by the Consolidated Revenue Fund.

(8)British Columbia Hydro and Power Authority made a revision to prior year for a change in presentation of costs based on the nature of revenues and expenditures and net of regulatory account transfers with no change to net income for 2009/10. In the prior year the aggregate impact of regulatory accounting was shown on a single line whereas in the current year the impact of regulation is netted against the corresponding expense or revenue line item in the statement of operations. These changes have resulted in assets decreasing by $104 million, liabilities decreasing by $104 million, revenues increased by $206 million, and expenses increased by $206 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Tangible Capital Assets(1)
for the Fiscal Year Ended March 31, 2011

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2011	2010
	Improvements	Building	Infrastructure	Equipment	Software	Other(3)	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost(2)
Opening Cost	4,207	23,585	14,478	2,856	2,984	5,512	53,622	50,616
Additions	198	2,174	1,019	37	233	452	4,113	3,727
Disposals and valuation adjustments	(31)	(60)	(75)	(16)	(200)	(297)	(679)	(721)
	4,374	25,699	15,422	2,877	3,017	5,667	57,056	53,622
Accumulated Amortization
Opening balance	(192)	(8,145)	(6,479)	(960)	(1,847)	(3,659)	(21,282)	(19,961)
Amortization expense	(14)	(657)	(423)	(107)	(327)	(452)	(1,980)	(1,906)
Effect of disposals and valuation adjustments	3	65	41	14	175	298	596	585
	(203)	(8,737)	(6,861)	(1,053)	(1,999)	(3,813)	(22,666)	(21,282)
Net book value for the year ended March 31, 2011	4,171	16,962	8,561	1,824	1,018	1,854	34,390
Net book value for the year ended March 31, 2010	4,015	15,440	7,999	1,896	1,137	1,853		32,340

(1)This statement includes assets that are held on capital leases at March 31, 2011 at a gross value of $419 million less accumulated amortization of $(201) million for a net book value totalling $218 million (2010: gross value of $428 million less accumulated amortization of $(178) million for a net book value of $250 million) comprised of: heavy equipment gross $5 million less accumulated amortization $(2) million for a net book value of $3 million (2010: gross $5 million less accumulated amortization $(2) million for a net book value of $3 million); vehicles gross $79 million less accumulated amortization $(55) million for a net book value of $24 million (2010: gross $83 million less accumulated amortization $(46) million for a net book value of $37 million); computer hardware/software gross $148 million less accumulated amortization $(102) million for a net book value of $46 million (2010: gross $145 million less accumulated amortization $(89) million for a net book value of $56 million); buildings gross $157 million less accumulated amortization $(18) million for a net book value of $139 million (2010: gross $156 million less accumulated amortization $(14) million for a net book value $142 million); ferries gross $0 million less accumulated amortization $0 million for a net book value of $0 million (2010:gross $6 million less accumulated amortization $(1) million for a net book value of $5 million) and other assets gross $30 million less accumulated amortization $(24) million for a net book value of $6 million (2010: gross $33 million less accumulated amortization $(26) million for a net book value of $7 million).

(2)Historical cost includes work—in—progress at March 31, 2011 totalling $3,870 million (2010: $2,802 million) comprised of: buildings $2,417 million (2010: $1,794 million); land improvements $24 million (2010: $41 million); highway infrastructure $1,097 million (2010: $617 million); transportation equipment $37 million (2010: $18 million); computer hardware/software $201 million (2010: $309 million); and specialized equipment $94 million (2010: $23 million) . Work—in—progress is not amortized. Work—in—progress includes capitalized interest expense at March 31, 2011 totalling $13 million (2010:: $22 million).

(3)“Other” at net book value includes office furniture and equipment $650 million (2010: $697 million), vehicles $70 million (2010: $86 million), machinery $947 million (2010: $874 million) and miscellaneous $187 million (2010: $196 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Supplementary Statement to the
Summary Financial Statements
Consolidated Statement of Guaranteed Debt
as at March 31, 2011

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH(1) sector entities.

	In Millions
	2011		2010
	Maximum Guarantee Authorized	Net Outstanding	Maximum Guarantee Authorized	Net Outstanding
	$	$	$	$
Taxpayer—supported Guaranteed Debt
Government services:
Homeowner Protection Act loan guarantees(2)	375	45	375	72
Subtotal, government services	375	45	375	72
Health and education:
Financial Administration Act student aid loans	3	3	3	3
SUCH(1) sector loan guarantees	1		1
Subtotal, health and education	4	3	4	3

Economic development:
Columbia Basin Trust joint venture co—venturer debt	5	5	5	5
Financial Administration Act:
Feeder Association Loan Guarantees Program	10	2	10	2
Home Mortgage Assistance Program Act mortgages	1	1	2	2
Subtotal, economic development	16	8	17	9
Total taxpayer—supported guaranteed debt	395	56	396	84

Self—supported Guaranteed Debt
Total self—supported guaranteed debt(3)	10	10	10	10

Grand total, all guaranteed debt	405	66	406	94
Provision for probable payout		(8)		(6)
Net total, all guaranteed debt	405	58	406	88

(1)School districts, universities, colleges and health authorities/hospital societies.

(2)Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

(3)The government has unconditionally guaranteed the payment of principal and interest for $10 million (2010: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)              the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit);

b)             the Consolidated Staff Utilization;

c)              details of the Consolidated Revenue Fund; and

d)             the Provincial Debt Summary.

The purpose of this information is to report organizational impacts on the Summary Financial Statements, to reflect management accountability including appropriation control and to provide greater detail on the provincial debt.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line–by–line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)

for the Fiscal Year Ended March 31, 2011

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
					Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Academic Health Council	3	(3)		1		1
BC Games Society	3	(3)
British Columbia Health Services Purchasing Organization	1	(1)
BC Immigrant Investment Fund Ltd	8	(5)	3	1		4
British Columbia Innovation Council	11	(11)		(1)		(1)
B.C. Pavilion Corporation	100	(100)		91		91
BC Transportation Financing Authority	685	(822)	(137)	(30)		(167)
British Columbia Assessment Authority[2]	82	(81)	1			1
British Columbia Housing Management Commission	764	(764)		8		8
British Columbia Public School Employers' Association	5	(5)		2		2
British Columbia Securities Commission	35	(31)	4			4
British Columbia Transit	281	(282)	(1)	(43)		(44)
Canadian Blood Services	157	(154)	3			3
Columbia Basin Trust	49	(47)	2	(1)		1
Community Living British Columbia	696	(695)	1	2		3
Community Social Services Employers' Association	3	(3)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
First Peoples' Heritage, Language and Culture Council	3	(3)
Forestry Innovation Investment Ltd	26	(26)		4		4
Health Employers Association of British Columbia	15	(15)
Homeowner Protection Office					(31)	(31)
Industry Training Authority	113	(110)	3			3
Knowledge Network Corporation	10	(10)		(1)		(1)
Leading Edge Endowment Fund	7	(7)		(7)		(7)

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2010/11

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)

for the Fiscal Year Ended March 31, 2011—Continued

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
					Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)—Continued
Legal Services Society	77	(77)
Nechako—Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	40	(34)	6			6
Organized Crime Agency of British Columbia Society	7	(7)
Pacific Carbon Trust	7	(7)		7		7
Partnerships British Columbia Inc	13	(13)
Post—Secondary Employers Association	2	(2)
Private Career Training Institutions Agency	4	(3)	1			1
Provincial Rental Housing Corporation	40	(28)	12	209		221
Rapid Transit Project 2000 Ltd	28	(28)		(28)		(28)
Shared Services Organization Administration Society	5	(3)	2	(9)		(7)
The Royal British Columbia Museum Corporation	19	(19)		2		2
Tourism British Columbia					(8)	(8)
Taxpayer—supported Crown corporations and agencies	3,301	(3,401)	(100)	207	(39)	68

SUCH Sector
School Districts	5,442	(5,418)	24	188		212
Universities	3,930	(3,734)	196	42		238
Colleges and Institutes	1,087	(1,064)	23	19		42
Health Authorities	10,959	(10,917)	42	197		239
Hospital Societies	902	(900)	2	(12)		(10)
SUCH sector	22,320	(22,033)	287	434	0	721
Net impact of taxpayer—supported Crown corporations, agencies and SUCH sector	25,621	(25,434)	187	641	(39)	789

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)

for the Fiscal Year Ended March 31, 2011—Continued

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
					Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Self–supported (Government Enterprises)
BCIF Management Ltd
British Columbia Hydro and Power Authority	4,016	(3,427)	589	(1)	(463)	125
British Columbia Liquor Distribution Branch	2,832	(1,942)	890		(890)
British Columbia Lottery Corporation	2,680	(1,575)	1,105	(9)	(1,096)
British Columbia Railway Company	38	(25)	13	(3)	(173)	(163)
British Columbia Transmission Corporation	60	(63)	(3)	6		3
Columbia Power Corporation	55	(47)	8			8
Insurance Corporation of British Columbia(2)	4,246	(3,923)	323		(576)	(253)
Transportation Investment Corporation		(7)	(7)			(7)
Provincial Capital Commission	3	(3)
Net impact of self–supported Crown corporations and agencies	13,930	(11,012)	2,918	(7)	(3,198)	(287)

(1) This schedule does not include elimination entries between entities.

(2) The revenues and expenses reported for the British Columbia Assessment Authority and Insurance Corporation of British Columbia include a stub period reversal of January–March 2010 and an inclusion of the stub period of January–March 2011.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

SUCH (1) Statement of Financial Position

as at March 31, 2011

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2011	2010
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	537	299	191	734	1,761	1,627
Temporary investments	296	161	39	125	621	570
Accounts receivable	139	241	41	71	492	347
Inventories for resale		18	8	1	27	28
Due from Crown corporations, agencies and trust funds	192	14	8	12	226	216
Due from other governments	89	37	5		131	74
Loans, advances and mortgages receivable	14	36			50	44
Other investments	75	2,560	117	89	2,841	2,638
Sinking fund investments		61	10		71	63
Financial assets before accounting adjustments	1,342	3,427	419	1,032	6,220	5,607
Policy accounting adjustments	4	(213)	(8)	124	(93)	(15)
Financial assets	1,346	3,214	411	1,156	6,127	5,592

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

SUCH (1) Statement of Financial Position

as at March 31, 2011—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2011	2010
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,666	486	165	524	2,841	2,588
Due to other governments	27	4	7		38	32
Due to Crown corporations, agencies and trust funds	43	1	1		45	39
Deferred revenue	5,026	4,072	980	4,714	14,792	13,881
Taxpayer–supported debt	1,098	757	114	37	2,006	1,834
Liabilities before accounting adjustments	7,860	5,320	1,267	5,275	19,722	18,374
Policy accounting adjustments	(3,412)	(2,321)	(774)	(4,434)	(10,941)	(10,461)
Liabilities	4,448	2,999	493	841	8,781	7,913
Net liabilities	(3,102)	215	(82)	315	(2,654)	(2,321)

Non–financial Assets

Tangible capital assets	5,985	4,949	1,171	6,285	18,390	17,342
Prepaid program costs	172	19	5	4	200	238
Other assets	33	14	1	6	54	48
Non–financial assets before accounting adjustments	6,190	4,982	1,177	6,295	18,644	17,628
Policy accounting adjustments	(207)	11	17		(179)	(216)
Non–financial assets	5,983	4,993	1,194	6,295	18,465	17,412
Accumulated surplus (deficit)	2,881	5,208	1,112	6,610	15,811	15,091

(1)School districts, universities, colleges, institutes, and health organizations.

(2)These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2010/11

SUCH (1) Statement of Operations

for the Fiscal Year Ended March 31, 2011

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2011	2010
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	34	370	8	3	415	425
Fees and licences	308	949	296	148	1,701	1,534
Contributions from the provincial government/ Crown corporations and agencies	10,455	1,703	660	4,920	17,738	17,299
Miscellaneous	425	753	115	361	1,654	1,597
Investment income	9	155	8	10	182	283
Total revenue	11,231	3,930	1,087	5,442	21,690	21,138

Expense
Salaries and benefits	5,813	2,300	734	4,399	13,246	12,914
Government transfers		180	6		186	177
Operating costs	4,673	683	210	782	6,348	6,115
Interest	42	45	6	1	94	91
Amortization	522	342	69	231	1,164	1,128
Other	137	184	39	5	365	344
Total operating expense	11,187	3,734	1,064	5,418	21,403	20,769
Surplus (deficit) for the year before accounting adjustments	44	196	23	24	287	369
Policy accounting adjustments	185	42	19	188	434	72
Surplus (deficit) for the year	229	238	42	212	721	441

(1)School districts, universities, colleges, institutes, and health organizations.

(2)These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary Financial Statements
Consolidated Staff Utilization
for the Fiscal Year Ended March 31, 2011(1)
(Unaudited)

				Variance
				2010/11	2010/11
	2010/11	2010/11	2009/10	Actual	vs
	Budget(2)	Actual	Actual	To Budget	2009/10
Consolidated Revenue Fund(3)	30,096	30,221	31,353	125	(1,132)
Taxpayer–supported Crown corporations and agencies(4)	4,204	4,423	4,508	219	(85)
Total staff utilization	34,300	34,644	35,861	344	(1,217)

The table above provides a summary of full—time equivalent (FTE) employment.

(1)Staff utilization is the full—time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer—supported entities within the Summary Financial Statements.

(2)The budget figures do not include any provisions for the SUCH entities or for the self—supported Crown corporations and agencies.

(3)See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

(4)See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Statement of Financial Position
as at March 31, 2011
(Unaudited)

	In Millions
	2011	2010
	$	$
Financial Assets
Cash and cash equivalents	(14)	(28)
Accounts receivable	2,051	2,389
Inventories for resale	13	14
Due from other governments	806	780
Due from Crown corporations and agencies	897	230
Investments in Crown corporations and agencies	844	954
Loans, advances and mortgages receivable	1,224	1,054
Other investments	765	700
Loans for purchase of assets, recoverable from agencies	18,503	16,389
	25,089	22,482
Liabilities
Accounts payable and accrued liabilities	3,383	3,046
Due to other governments	1,017	792
Due to Crown corporations, agencies and trust funds	296	267
Deferred revenue	5,285	5,426
Employee pension plans	87	53
Taxpayer—supported debt	28,892	27,245
Self—supported debt	12,933	11,456
	51,893	48,285
Net assets (liabilities)	(26,804)	(25,803)

Non—financial Assets
Tangible capital assets	2,381	2,373
Prepaid program costs	380	276
Other assets	333	255
	3,094	2,904
Accumulated operating result	(23,710)	(22,899)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Statement of Operations
for the Fiscal Year Ended March 31, 2011
(Unaudited)

	In Millions
	2011		2010
	Estimated (1)	Actual	Actual
	$	$	$
Revenue
Taxation	16,777	17,557	16,418
Contributions from the federal government	6,110	6,210	5,349
Other revenue	2,659	2,632	2,472
Natural resources	3,103	2,623	2,560
Contributions from the Crown corporations	2,797	2,978	1,771
	31,446	32,000	28,570
Expense
Health	15,525	15,305	14,573
Education	7,932	7,864	7,713
Social services	3,374	3,332	3,320
Interest(2)	1,301	1,243	1,183
Other	1,356	805	960
Transportation	727	838	727
Protection of persons and property	1,119	1,177	1,323
General government	1,316	701	340
Natural resources and economic development	1,132	1,585	1,619
	33,782	32,850	31,758
Operating result for the year before unusual items	(2,336)	(850)	(3,188)
Liquidation dividends		39
Operating result for the year	(2,336)	(811)	(3,188)

Accumulated operating result —beginning of year as restated		(22,899)	(19,711)
Accumulated operating result —end of year		(23,710)	(22,899)

(1)The estimated amount consists of the Main Estimates presented to the Legislative Assembly on March 2, 2010. It does not include other authorizations granted under statutory authority of $622 million (2010: $112 million).

(2)Interest expense does not include the following: interest of $817.5 million (2010: $695.4 million) on cost of borrowing for relending to government bodies; interest of $21.0 million (2010: $82.3 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $30.3 million (2010: $90.9 million) funded by sinking fund earnings; and, interest of $0.9 million (2010: $0.9 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Statement of Cash Flow
for the Fiscal Year Ended March 31, 2011
(Unaudited)

	In Millions
	2011			2010
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(811)	(3,188)
Non—cash items included in operating result:
Amortization of tangible capital assets			254	256
Amortization of public debt deferred revenue and deferred charges			34	20
Concessionary loan adjustments increases (decreases)			15	(1)
Valuation adjustments			35	18
Accounts receivable decreases (increases)			334	(19)
Due from other governments (increases)			(26)	(406)
Due from self—supported Crown corporations and agencies (increases)			(667)	(4)
Accounts payable increases (decreases)			337	(360)
Due to other governments increases			225	125
Due to Crown corporations, agencies and trust funds increases (decreases)			29	(16)
Employee pension plans increases			34	50
Items applicable to future operations (decreases)			(348)	(120)
Cash (used for) derived from operations			(555)	(3,645)

Capital Transactions
Tangible capital assets (acquisitions)	(1)	(261)	(262)	(272)
Cash (used for) derived from capital	(1)	(261)	(262)	(272)

Investment Transactions
Investment in self—supported Crown corporations and agencies decreases	110		110
Loans, advances and mortgages receivable (issues)	159	(373)	(214)	(109)
Other investments—net (increases)	15	(80)	(65)	(416)
Cash (used for) derived from investments	284	(453)	(169)	(525)
Sub—total cash (requirements)			(986)	(4,442)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Statement of Cash Flow
for the Fiscal Year Ended March 31, 2011—Continued
(Unaudited)

	In Millions
	2011			2010
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub—total cash (requirements) carried forward from previous page			(986)	(4,442)
Financing Transactions(1)

Public debt increases	26,481	(23,358)	3,123	3,710
Derived from Warehouse Borrowing Program investment	(3,060)	3,060		2,076
(Used for) purchase of assets, recoverable from agencies	(10,264)	8,141	(2,123)	(2,991)
Cash derived from (used for) financing	13,157	(12,157)	1,000	2,795
Increase (decrease) in cash and cash equivalents			14	(1,647)
Cash and cash equivalents—beginning of year			(28)	1,619
Cash and cash equivalents—end of year			(14)	(28)

Cash and cash equivalents are made up of:
Cash			(205)	(164)
Cash equivalents			191	136
			(14)	(28)

(1)Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2011
(Unaudited)

	In Millions
	2011		2010
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue(1)
Personal income	5,865	5,364	5,524
Corporate income	851	1,662	1,321
Harmonized sales	3,784	4,176
Social service	1,222	1,288	4,739
Carbon	727	741	542
Property	1,763	1,789	1,764
Fuel	452	492	460
Other	2,148	2,076	2,129
Commissions on collection of public funds	(24)	(30)	(54)
Valuation adjustments	(11)	(1)	(7)
Total taxation revenue	16,777	17,557	16,418
Contributions from the Federal Government
Canada health and social transfers	5,165	5,176	4,883
Other contributions	945	1,034	466
Total contributions from the federal government	6,110	6,210	5,349
Other Revenue
Medical Services Plan premiums	1,693	1,739	1,603
Motor vehicle licences and permits	458	468	450
Other fees and licences	320	333	316
Investment earnings	68	51	38
Miscellaneous	202	186	167
Asset dispositions	2	3	3
Commissions on collection of public funds	(7)	(7)	(6)
Valuation adjustments	(77)	(141)	(99)
Total other revenue	2,659	2,632	2,472
Natural Resource Revenue(2)
Petroleum, natural gas and minerals	2,056	1,710	1,661
Forests	478	418	374
Water and other	575	501	527
Commissions on collection of public fundss	(1)	(1)	(1)
Valuation adjustments	(5)	(5)	(1)
Total natural resource revenue	3,103	2,623	2,560

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2011—Continued
(Unaudited)

	In Millions
	2011		2010
	Estimated	Actual	Actual
Contributions from the Crown Corporations

Self—supported Crown corporations
British Columbia Hydro and Power Authority	282	463	47
British Columbia Liquor Distribution Branch	974	890	877
British Columbia Lottery Corporation	877	876	845
Other	664	749	2
Total contributions from the Crown corporations	2,797	2,978	1,771
Net Consolidated Revenue Fund Revenue	31,446	32,000	28,570

Liquidation Dividends		39

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities(3)
Advanced Education
Post—secondary Institutions	(170)	(140)	(53)
Energy and Mines
Northwest Transmission Line	(32)
Oil and Gas Commission	(35)	(39)	(37)
Finance
British Columbia Transit	(11)	(11)	(11)
BC Transportation Financing Authority	(417)	(441)	(428)
Cowichan Tribes	(2)	(2)	(2)
Municipalities or Eligible Entities	(37)	(28)	(27)
Resort Areas	(3)	(2)	(10)
Rural Areas	(290)	(271)	(257)
South Coast British Columbia Transportation Authority	(321)	(333)	(314)
Tourism British Columbia			(52)
Transportation Act
Habitat Conservation Trust	(6)	(6)	(6)
Total	(1,324)	(1,273)	(1,197)

(1)Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Deductions allowable in the calculation of personal income tax revenue were $94.8 million (2010: $135.8 million) and corporate income tax were $422.0 million (2010: $352.0 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, training, film and production services, scientific and experimental development tax and mining flow—through share.

Personal income tax revenue was also reduced by $139.1 million (2010: $127.6 million) for the BC Tax Reduction and by $166.9 million for the low income climate action tax credit (2010: $153.0 million) and by $213.8 million for the BC Harmonized Sales Tax credit which was implemented July 1, 2010.

Personal income tax revenue was further reduced by $6.0 million (2010: $8.2 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Corporate income tax refunds are issued under the International Business Activity Act and the refunds were $22.7 million (2010: $19.5 million).

Property tax revenue was recorded net of home owner grants of $717.0 million (2010: $687.0 million).

(2)Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, 2% incentive, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $469.3 million (2010: $444.6 million).

(3)The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2011
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	68,004		68,004	63,105
Officers of the Legislature	43,390	3,017	46,407	45,513
Office of the Premier	9,711	227	9,938	9,346
Aboriginal Relations and Reconciliation	39,800	56,239	96,039	95,263
Advanced Education	62,374	1,914,239	1,976,613	1,974,696
Agriculture	82,102	(1,815)	80,287	80,287
Attorney General	468,487	8,378	476,865	473,826
Children and Family Development	1,333,693		1,333,693	1,330,759
Community, Sport and Cultural Development	309,063	124,853	433,916	433,451
Education	5,164,904	32,198	5,197,102	5,196,499
Energy and Mines	54,451	391,691	446,142	418,580
Environment	166,975	(29,758)	137,217	132,175
Finance	67,724	159,512	227,236	106,243
Forests and Range	641,151	(641,151)
Forests, Lands and Natural Resource Operations		822,498	822,498	809,206
Health	14,760,193	36,039	14,796,232	14,639,983
Healthy Living and Sport	53,803	(53,803)
Jobs, Tourism and Innovation	2,114,060	(1,803,661)	310,399	298,662
Labour	16,460	(16,460)
Labour, Citizens’ Services and Open Government	612,600	(11,262)	601,338	583,585
Public Safety and Solicitor General	601,526	104,514	706,040	705,109
Social Development	2,729,996	(358,820)	2,371,176	2,363,887
Tourism, Culture and the Arts	115,117	(115,117)
Transportation and Infrastructure	752,814		752,814	752,284
Management of Public Funds and Debt	1,300,598		1,300,598	1,243,242
Contingencies (All Ministries) and New Programs(1)	450,000	(285,040)	164,960	650
Capital Funding	1,750,696		1,750,696	1,082,483
Commissions on Collection of Public Debts	1		1
Allowances for Doubtful Revenue Accounts	1		1
BC Family Bonus	6,379		6,379	6,108
Environmental Appeal Board and Forest Appeals Commission	2,088		2,088	1,380
Forest Practices Board	3,839		3,839	3,837
Total expense	33,782,000	336,518	34,118,518	32,850,159

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2011—Continued
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	33,373,502	201,888	33,575,390	32,344,830
Statutory
Various Acts		158,128	158,128	158,128
Special Accounts	424,960	87,754	512,714	474,915
Inter–account transfers	(16,462)	(111,252)	(127,714)	(127,714)
Total expense by appropriation 2010/11	33,782,000	336,518	34,118,518	32,850,159

Total expense by appropriation 2009/10	32,863,000	111,926	32,974,926	31,758,618

(1)Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Schedule of Financing Transaction Disbursements
for the Fiscal Year Ended March 31, 2011
(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	6,275		6,275	380
Officers of the Legislature	3,270	632	3,902	3,902
Office of the Premier	1		1
Aboriginal Relations and Reconciliation	1,773		1,773	1,763
Advanced Education	170,774	(40)	170,734	140,493
Agriculture	4,305	(4,224)	81	80
Attorney General	6,252		6,252	4,150
Children and Family Development	188	44	232	232
Community, Sport and Cultural Development	1,020		1,020	64
Education	1,852		1,852	562
Energy and Mines	135,538	4,616	140,154	62,630
Environment	19,210	(6,057)	13,153	12,236
Finance	1,449,231	41,668	1,490,899	1,414,193
Forests and Range	126,851	(126,851)
Forests, Lands and Natural Resource Operations		141,253	141,253	106,675
Health	7,022	32,158	39,180	39,180
Healthy Living and Sport	2	(2)
Jobs, Tourism and Innovation	1,033	2,780	3,813	667
Labour	1,003	(1,003)
Labour, Citizens’ Services and Open Government	125,067	1,238	126,305	97,229
Public Safety and Solicitor General	5,826	900	6,726	4,609
Social Development	34,414	(900)	33,514	26,535
Tourism, Culture and the Arts	6,905	(6,905)
Transportation and Infrastructure	4,273		4,273	3,912
Contingencies (All Ministries) and New Programs	70,000	(33,037)	36,963
Environmental Appeal Board and Forest Appeals Commission
Total financing transaction disbursements	2,182,085	46,270	2,228,355	1,919,492

Summary of Appropriations
Loans, investments and other requirements	433,172	5,796	438,968	371,824
Revenue collected for, and transferred to, other entities	1,323,730	40,474	1,364,204	1,273,446
Capital expenditures
Land and land improvements	19,859		19,859	17,358
Buildings and tenant improvements	102,211		102,211	70,468
Specialized equipment	12,980		12,980	13,984
Office furniture and equipment	1,964		1,964	746
Vehicles	5,405		5,405	4,538
Information systems	163,586		163,586	101,016
Roads, bridges and ferries	119,178		119,178	66,112
Total financing transactions by appropriation	2,182,085	46,270	2,228,355	1,919,492

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Consolidated Revenue Fund
Schedule of Write—offs, Extinguishments and Remissions
for the Fiscal Year Ended March 31, 2011
(Unaudited)

	In Millions
	Assets, Debts and Obligations Written Off	Debts and Obligations Extinguished	Remissions Made
	$	$	$
Ministry
Advanced Education		41
Attorney General	3
Children and Family Development		1
Environment	1
Finance	3	20	1
Forests, Lands and Natural Resource Operations	3
Health	21
Public Safety and Solicitor General	5
Social Development	22
Total 2010/11	58	62	1

Total 2009/10	82	42	6

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write—off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2) (d) (ii), (iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Overview of Provincial Debt
(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer—supported debt; and (2) self—supported debt.

Taxpayer—supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer—supported Crown corporation.

Self—supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program is used to take advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 required that effective April 1, 2011, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2011 was $45,154 million, which consists of $44,733 million (net of $1,410 million sinking fund investments) in the Summary Financial Statements, together with $356 million in additional debt of self—supported Crown corporations and agencies and $65 million in additional guaranteed debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Provincial Debt

as at March 31, 2011

(Unaudited)

The accumulated provincial net debt of $45,154 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2011 taxpayer—supported net debt totalled $31,855 million including debt incurred for government operating purposes ($6,964 million), educational facilities ($10,108 million), health facilities ($4,895 million), transportation infrastructure ($8,095 million), and other debt ($1,793 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2011, self—supported debt totalled $13,299 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($11,710 millon), the Transportation Investment Corporation ($1,148 million), Columbia River power projects ($183 million), British Columbia Lottery Corporation ($85 million) and debt of commercial subsidiaries of certain post-secondary institutions ($173 million).

Chart 1 — Provincial debt as at March 31, 2011

In Millions/Percent of Total

(1)Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Change in Provincial Debt(1)
(Unaudited)

Provincial debt increased by $3,269 million in 2010/11 when compared to the prior year. This includes an increase in taxpayer—supported debt of $1,834 million and an increase in self—supported debt of $1,435 million. Warehouse Program debt was zero at fiscal year—end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2011.

Taxpayer—supported Debt— Increased by $1,834 million due to new capital financing requirements of $593 million in the transportation sector, $506 million in the health sector, $488 million in the education sector, and $642 million for other taxpayer—supported entities which included $276 million attributed to provincial government general capital. The increases above were offset by a $395 decrease to government direct operating debt.

Self—supported Debt—The increase of $1,435 million included a $848 million increase in BC Hydro and Power Authority debt including assumption of $92 million in BC Transmission Corporation debt, a $604 million increase in Transportation Investment Corporation debt, and a $25 million increase in British Columbia Lottery Corporation debt, offset by a $28 million decrease in debt for subsidiaries of post—secondary institutions, and a $13 million decrease in debt outstanding for the Columbia River Power projects and a $1 million decrease for British Columbia Liquor Distribution Branch.

Chart 2 — Change in provincial debt for the year ended March 31, 2011

(1)Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Reconciliation of Summary Financial Statements’ Deficit (Surplus)
to Change in Taxpayer—supported Debt and Total Debt
for the Fiscal Year Ended March 31, 2011
(Unaudited)

	In Millions
	2011	2010(1)
	$	$

Deficit (surplus) for the year	309	1,864

Taxpayer–supported debt decreased by:
Non–cash expenses included in (surplus)	(2,243)	(2,118)
Accounts receivable, accounts payable and other working capital net changes	(326)	(3,912)
	(2,569)	(6,030)

Taxpayer–supported debt increased by:
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	(329)	1,079
Tangible capital asset net acquisitions	4,037	3,625
Net increases (decreases) in loans, advances and investments	386	3,037
	4,094	7,741
Net increase (decrease) in taxpayer—supported debt	1,834	3,575
Taxpayer–supported debt—beginning of year	30,021	26,446
Taxpayer–supported debt—end of year	31,855	30,021
Self–supported debt	13,299	11,864
Total debt(2)	45,154	41,885

Reconciliation of Total Debt to Summary Financial Statements’ Debt
as at March 31, 2011
(Unaudited)

	In Millions
	2011	2010
	$	$

Total debt	45,154	41,885

Debt included as part of equity in self—supported Crown corporations and agencies	(356)	(398)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(65)	(95)
Sinking fund investments	1,410	1,329
Summary Financial Statements’ debt	46,143	42,721

Comprised of:
Taxpayer–supported debt	33,113	31,169
Self–supported debt	13,030	11,552
Summary Financial Statements’ debt	46,143	42,721

(1)Comparative figures for the previous year have been restated.

(2)See Summary of Provincial Debt, page 133.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Change in Provincial Debt,
Comparison to Budget
(Unaudited)

Provincial debt increased by $3,269 million compared to a budgeted increase of $5,572 million resulting in a $2,303 million improvement over budget net of the $300 million forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer—supported debt increased by $1,834 million compared to a budgeted increase of $3,727 million. The $1,893 million improvement over budget is due to lower than forecast borrowing for government operating purposes ($547 million), education ($197 million), health facilities ($179 million), transportation ($378 million) and other capital investments ($592 million).

Self—supported debt increased by $1,435 million compared to a budgeted increase of $1,845 million. The $410 million improvement over budget is due to lower than forecast borrowing for British Columbia Hydro and Power Authority ($190 million), Transportation Investment Corporation ($217 million), British Columbia Lottery Corporation ($43 million) and British Columbia Liquor Distribution Branch ($1 million), offset by higher than forecast borrowing for post secondary institution’s subsidiaries ($39 million) and Columbia River Power projects ($2 million).

Chart 3 — Change in provincial debt(1) (actual vs budget) for the year ended March 31, 2011

(1)The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Interprovincial Comparison of Taxpayer—supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer—supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer—supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer—supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 — Interprovincial comparison of taxpayer—supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Interprovincial Comparison of Taxpayer—supported Debt
Service Costs as a Percentage of Revenue
(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer—supported debt servicing costs as a percentage of the revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer—supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer—supported debt service costs as a percentage of revenue of all provinces.

Chart 5 — Interprovincial comparison of taxpayer—supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

Moody’s definition of taxpayer—supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer—supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

Independent Report of the Auditor General
of British Columbia

To the Legislative Assembly

of the Province of British Columbia:

Introduction

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia which comprise the summary of provincial debt as at March 31 (2007 to 2011), the key indicators of provincial debt for the fiscal years ended March 31 (2007 to 2011), the summary of performance measures for the fiscal year ended March 31, 2011, and a summary of significant accounting policies and other information.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2011.

Management’s Responsibility for the Debt-Related Statements

Management is responsible for the preparation of these debt-related statements in accordance with the basis of accounting as described in the notes to the debt-related statements, and for determining that the described framework is acceptable in the circumstances. Management is also responsible for such internal control as management determines necessary to enable the preparation of debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether these debt-related statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes

GOVERNMENT OF THE PROVINCE OF BRITISH COLUMBIA	Independent Auditor’s Report

evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates, if any, made by management, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, these debt-related statements of the Government of the Province of British Columbia for the year ended March 31, 2011, are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis of Accounting

Without modifying my opinion, I draw attention to the basis of accounting as described in the notes to the debt-related statements. The debt-related statements are provided to the Legislative Assembly to supplement the debt disclosures provided in the Summary Financial Statements of the Province of British Columbia and, as a result, may not be suitable for another purpose.

/s/ John Doyle, MAcc, CA
Victoria, British Columbia	John Doyle, MAcc, CA
July 7, 2011	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary of Provincial Debt(1)
as at March 31

	In Millions
	2011	2010	2009	2008	2007
	$	$	$	$	$
Taxpayer—supported Debt
Provincial government direct operating
Provincial government operating	4,268	4,663	3,048	5,330	6,928
Provincial government general capital(2)	2,696	2,696	2,696	2,274	1,961
	6,964	7,359	5,744	7,604	8,889
Education(3)
Schools	6,016	5,777	5,522	5,216	5,013
Post—secondary institutions	4,092	3,843	3,626	3,437	3,024
	10,108	9,620	9,148	8,653	8,037
Health facilities(3)	4,895	4,389	3,936	3,511	3,053
Highways and public transit
BC Transportation Financing Authority	5,785	5,211	4,586	3,948	3,237
British Columbia Transit	158	140	94	84	96
Public transit(3)	997	997	997	958	950
SkyTrain extension(3)	1,155	1,154	1,154	1,153	1,153
	8,095	7,502	6,831	6,143	5,436
Other
Provincial government general capital(2)	570	294
Social housing(5)	511	305	286	218	216
BC Pavilion Corporation	250	49
Homeowner Protection Office(4)		144	150	136	110
Other(6)	462	359	351	324	227
	1,793	1,151	787	678	553
Total taxpayer—supported debt	31,855	30,021	26,446	26,589	25,968

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary of Provincial Debt (1)—Continued
as at March 31

	In Millions
	2011	2010	2009	2008	2007
	$	$	$	$	$
Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority(7)	11,710	10,862	9,124	7,712	7,174
British Columbia Liquor Distribution Branch		1	1	2	3
British Columbia Lottery Corporation	85	60
Columbia River power projects(8)	183	196	208	219	236
Post–secondary institutions’ subsidiaries	173	201	134	115	58
Transportation Investment Corporation	1,148	544	20
	13,299	11,864	9,487	8,048	7,471
Warehouse Borrowing Program(9)			2,081
Total self–supported debt	13,299	11,864	11,568	8,048	7,471
Total provincial debt	45,154	41,885	38,014	34,637	33,439

(1)Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

(2)Separate disclosures of borrowing for ministries’ capital spending are applied prospectively beginning in fiscal 2009/10. Figures for prior years have been restated.

(3)Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

(4)Effective April 1, 2010, the provincial government assumed responsibility for the fiscal agency loans and loan guarantees of the Homeowner Protection Office ($144 million).

(5)Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

(6)Includes debt of other taxpayer—supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and Columbia Basin Trust joint venture debt guarantees.

(7)Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the fiscal agency loans of the British Columbia Transmission Corporation ($92 million). Figures for prior years have been restated.

(8)Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

(9)The program borrows money in advance of actual requirements. Funds are invested until required. Debt is allocated to the provincial government or its Crown corporations and agencies.

Summary of Provincial Debt

The debt—related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt—related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt—related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer—supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provinical revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Summary of Provincial Debt(1)—Continued
as at March 31

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt and the Summary of Provincial Debt table has been restated to reflect this policy.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Key Indicators of Provincial Debt(1)
for the Fiscal Years Ended March 31

	2011		2010	2009	2008	2007
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	94.5	89.8	87.5	77.9	69.3	69.2
Taxpayer–supported	87.8	80.6	84.0	71.9	69.6	69.8

Debt per Capita ($)(2)
Total provincial	10,556	9,966	9,391	8,671	8,037	7,880
Taxpayer–supported	7,459	7,030	6,731	6,033	6,170	6,119

Debt to GDP (percent)(3)
Total provincial	24.3	22.4	21.9	19.2	18.0	18.3
Taxpayer–supported	17.2	15.8	15.7	13.4	13.8	14.2

Interest Bite (cents per dollar of revenue)(4)
Total provincial	4.7	4.3	4.6	4.4	4.0	4.3
Taxpayer–supported	4.6	4.0	4.3	4.3	3.9	4.2

Interest Costs ($ millions)
Total provincial	2,365	2,164	2,212	2,138	2,009	2,069
Taxpayer–supported	1,775	1,597	1,541	1,570	1,487	1,570

Interest Rate (percent)(5)
Taxpayer–supported	5.6	5.2	5.5	5.9	5.7	5.9

Background Information:
Revenue ($ millions)
Total provincial(6)	50,552	50,295	47,876	48,808	49,946	48,346
Taxpayer–supported(7)	38,420	39,544	35,758	36,788	38,198	37,208

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Key Indicators of Provincial Debt(1)
for the Fiscal Years Ended March 31—Continued

	2011		2010	2009	2008	2007
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	47,757	45,154	41,885	38,014	34,637	33,439
Taxpayer–supported(8)	33,748	31,855	30,021	26,446	26,589	25,968

Provincial GDP ($ millions)(9)	196,328	201,792	191,006	197,728	192,117	182,251

Population (thousands at July 1)(10)	4,524	4,531	4,460	4,384	4,310	4,244

(1)Figures for prior years and the 2010/11 budget have been restated to conform with the presentation used for 2011 and to include the effects of changes in underlying data and statistics.

(2)The ratio of debt to population (e.g., debt at March 31, 2011 divided by population at July 1, 2010).

(3)The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2011 divided by 2010 GDP).

(4)The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)Weighted average of all outstanding debt issues.

(6)Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

(8)Excludes debt of commercial Crown corporations and agencies and funds held under the province’s Warehouse Borrowing Program.

(9)Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2010 is used for the fiscal year ending March 31, 2011). As provincial nominal GDP for the calendar year ending 2010 is not available, the 2010 GDP projected in February 2011 has been used for the fiscal year ended March 31, 2011 for demonstration purposes.

(10)Population at July 1st within the fiscal year (e.g., population at July 1, 2010 is used for the fiscal year ending March 31, 2011).

Summary of Performance Measures
for the Fiscal Year Ended March 31, 2011

	2011	2011	2010
	Target	Actual	Actual
Provincial credit rating(1)	Aaa	Aaa	Aaa
Taxpayer–supported debt to GDP ratio(2)	17.2%	15.8%	15.7%
Taxpayer–supported debt service costs as a percentage of revenue(2)	4.60%	4.00%	4.20%

(1)Performance target presented in the Ministry of Finance 2010/11—2012/13 Service Plan Update, actuals as per Moody’s Investors Services Inc.

(2)These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating. In previous Ministry of Finance service plans, these target measures were included but in the 2010/11—2012/13 Service Plan Update, only the province’s credit rating is cited as a comprehensive measure of performance. Target ratios are now the Ministry of Finance’s budget estimates from the September Update Budget and Fiscal Plan 2010/11—2012/13. Actual performance measures are those reported in the 2010/11 Public Accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Definitions
(Unaudited)

Consolidated Revenue Fund—includes the taxpayer—supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i)         Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line—by—line basis. Inter—entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line-by-line basis.

(ii)        Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self-supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i)         Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii)        Net debt—gross debt less sinking fund investments.

(iii)       Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i)         Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii)        Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non-discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i)         is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii)        has been delegated the financial and operational authority to carry on a business;

(iii)       sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv)       can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Definitions—Continued
(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i)         the partners cooperate toward achieving significant, clearly defined common goals;

(ii)        the partners make a financial investment in the government partnership;

(iii)       the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv)       the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i)         receive any goods or services directly in return;

(ii)        expect to be repaid in the future; nor

(iii)       expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non-financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self—supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self—supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i)         Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii)        Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Definitions—Continued
(Unaudited)

Taxpayer—supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self—supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Acronyms
(Unaudited)

ABCP	Asset—backed commercial paper

APAC	Accounting Policy Advisory Committee

AiP	Agreements in Principle

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BCIT	British Columbia Institute of Technology

BCRC	British Columbia Railway Corporation

BCRP	BCR Properties Ltd.

BCT	British Columbia Transit

BCTS	British Columbia Timber Sales

BTAA	Budget Transparency and Accountability Act

CBA	Community Bargaining Association

CHST	Canada Health and Social Transfer

CICA	Canadian Institute of Chartered Accountants

CMHC	Canada Mortgage and Housing Corporation

CN	Canadian National Railway Company

CRF	Consolidated Revenue Fund

FAA	Financial Administration Act

FBA	Facilities Bargaining Association

FERC	U.S. Federal Energy Regulatory Commission

FRAS	Financial Reporting and Advisory Services

FTE	Full—time equivalent

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants)

GDP	Gross domestic product

GRE	Government reporting entity

GVTA	Greater Vancouver Transportation Authority

Health Accord	February 2003 First Ministers’ Accord on Health Care Renewal

HPO	Homeowner Protection Office

HSPBA	Health Science Professionals Bargaining Association

HST	Harmonized Sales Tax

ICBC	Insurance Corporation of British Columbia

IFRS	International Financial Reporting Standards

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2010/11

Acronyms—Continued
(Unaudited)

IOC	International Olympic Committee

MLA	Members of the Legislative Assembly

Moody’s	Moody’s Investors Service

MPA	Multi—Party Agreement

NBA	Nurses’ Bargaining Association

OAG	Office of the Auditor General

OCG	Office of the Comptroller General

OCI	Other comprehensive income

OIC	Order in Council

P3	Public private partnership

Pension Corporation	British Columbia Pension Corporation

PHH	PHH Vehicle Management Services Inc.

PHSA	Provincial Health Services Authority

PSAB	Public Sector Accounting Board

RTP	Rapid Transit Project 2000 Ltd.

SCBCTA	South Coast British Columbia Transportation Authority

SUCH	School districts, universities, colleges, institutes and health organizations

TCA	Tangible capital assets

the Commission	British Columbia Utilities Commission

the Games	2010 Olympic and Paralympic Winter Games

UBC	University of British Columbia

UVIC	University of Victoria

VANOC	Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games

Visit our website at: www.fin.gov.bc.ca